Exhibit (a)(1)(A)

OFFER TO PURCHASE FOR CASH

BY

COOPER-STANDARD HOLDINGS INC.

UP TO 4,651,162 SHARES OF ITS COMMON STOCK

AT A PURCHASE PRICE OF $43.00 PER SHARE

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON MAY 2, 2013, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE “EXPIRATION DATE”).

Cooper-Standard Holdings Inc. (“Cooper Standard,” the “Company,” “we,” “us,” or “our”) is offering to purchase up to 4,651,162 shares of our common stock, par value $0.001 per share (the “Shares”), at a purchase price of $43.00 per share (the “Purchase Price”), net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”).

On the terms and subject to the terms and conditions of the Offer, at the Purchase Price, we will pay for Shares property tendered and not properly withdrawn in the Offer. Only Shares properly tendered in the Offer and not properly withdrawn will be purchased. Due to the “Odd Lot” priority, proration and conditional tender provisions described in this Offer to Purchase, all of the Shares tendered may not be purchased if more than the number of Shares the Company seeks to purchase are properly tendered and not properly withdrawn. Shares tendered but not purchased in the Offer will be returned to the tendering shareholders at our expense promptly after the Expiration Date. See Sections 1 and 3.

In accordance with the rules of the Securities and Exchange Commission (the “SEC”), in the event that more than 4,651,162 Shares are tendered in the Offer, we may exercise our right to purchase up to an additional 2% of our outstanding Shares without extending the Expiration Date. We also expressly reserve the right, in our sole discretion, to purchase additional Shares, subject to applicable law. See Sections 1 and 15.

The Offer is not conditioned on the receipt of financing. The Offer, however, is conditioned upon a minimum number of 2,906,976 Shares being properly tendered and not properly withdrawn and is subject to other conditions. See Section 7.

If the Offer is fully subscribed, we will purchase 4,651,162 Shares, which would represent approximately 27.4% of the issued and outstanding Shares, or 21.0% of the Company’s outstanding Shares on a fully diluted basis, in each case, as of March 31, 2013.

The Shares are quoted on the OTC Bulletin Board (the “OTCBB”) and trade under the symbol “COSH.” The Purchase Price represents a 14.5% premium to the year-to-date volume-weighted average price of $37.56 per Share as of March 18, 2013, the last trading day before we announced our intention to make this Offer. On April 4, 2013, the last full trading day before we commenced the Offer, the last reported sale price of the Shares was $41.60 per Share. Shareholders are urged to obtain current market quotations for the Shares before deciding whether to tender their Shares. See Section 8.

If you have questions or need assistance, you should contact the Information Agent or the Dealer Manager at its address and telephone number set forth on the back cover of this Offer to Purchase. If you require additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or other related materials, you should contact the Information Agent.

The Dealer Manager for the Offer is:

Neither the SEC nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this Offer to Purchase. Any representation to the contrary is a criminal offense.

Offer to Purchase dated April 5, 2013

IMPORTANT

OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NEITHER WE NOR ANY OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, INFORMATION AGENT OR DEPOSITARY MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. SEE SECTION 2. YOU SHOULD DISCUSS WHETHER TO TENDER YOUR SHARES WITH YOUR BROKER, IF ANY, OR OTHER FINANCIAL OR TAX ADVISOR.

Our directors, executive officers and affiliates are entitled to participate in the Offer on the same basis as all other stockholders. James S. McElya, the Chairman of our Board of Directors who retired as the Company’s Chief Executive Officer in October 2012 and will not be a nominee to stand for reelection to the Board of Directors at our 2013 annual meeting of stockholders, has advised us that, although no final decision has been made, he may tender in the Offer up to 100,000 Shares (which is up to approximately 19.1% of his Share holdings). Our other directors and our executive officers have advised us that they do not intend to tender shares in the Offer. Oak Hill Advisors, L.P. (together with its affiliates and related funds, “Oak Hill”), which beneficially owns approximately 22.4% of our outstanding Shares as of March 18, 2013, has advised us that, although no final decision has been made, it may tender in the Offer between 1,000,000 and 1,400,000 Shares (which is between 24.0% and 33.6% of its beneficial holdings of Shares). Jeffrey Kirt, a member of our Board of Directors, is a partner of Oak Hill Advisors. Silver Point Capital L.P. (together with its affiliates and related funds, “Silver Point”), which beneficially owns approximately 28.3% of our outstanding Shares as of March 18, 2013, has advised us that, although no final decision has been made, it does not intend to tender any shares in the Offer. Pursuant to a nomination agreement with Silver Point (described below), Silver Point has the right to nominate a member of our Board of Directors. The equity ownership of our directors, executive officers and affiliates who do not tender their Shares in the Offer will proportionately increase as a percentage of our issued and outstanding Shares following the consummation of the Offer.

If the Offer is fully subscribed, we will purchase 4,651,162 Shares, which would represent approximately 27.4% of our outstanding Shares, or 21.0% of our outstanding Shares on a fully diluted basis, in each case, as of March 31, 2013.

Summary of Procedures for Tendering your Shares.

If you want to tender all or part of your Shares, you must do one of the following before 12:00 midnight, New York City time, at the end of the day on May 2, 2013, or any later time and date to which the Offer may be extended:

•	if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your Shares for you;

•

if you hold Shares in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, certificates for your Shares and any other documents required by the Letter of Transmittal, to Computershare Trust Company N.A., the Depositary for the Offer (the “Depositary”);

•	if you are an institution participating in The Depository Trust Company, tender your Shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase;

•

if you are a holder of vested options to purchase Shares under our equity compensation plans, or of options to purchase Shares under our equity compensation plans that will vest prior to the Expiration Date, you may exercise your vested options and tender any of the Shares issued upon such exercise;

•	if you are a holder of outstanding warrants to purchase Shares, you may exercise such warrants and tender any of the Shares issued upon such exercise; or

•	if you are a holder of the Company’s convertible preferred shares, you may convert such preferred shares and tender any of the Shares issued upon such conversion.

If you want to tender your Shares but, to the extent applicable to you, (a) the certificates for your Shares are not immediately available or cannot be delivered to the Depositary by the Expiration Date, (b) you cannot comply with the procedure for book-entry transfer by the Expiration Date or (c) your other required documents cannot be delivered to the Depositary by the Expiration Date, you may still tender your Shares if you comply with the guaranteed delivery procedure described in Section 3 of this Offer to Purchase.

WE ARE NOT MAKING THE OFFER TO, AND WILL NOT ACCEPT ANY TENDERED SHARES FROM, STOCKHOLDERS IN ANY JURISDICTION WHERE IT WOULD BE ILLEGAL TO DO SO, PROVIDED THAT WE WILL COMPLY WITH THE REQUIREMENTS OF RULE 13E-4(F)(8) PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE “EXCHANGE ACT”). HOWEVER, WE MAY, AT OUR DISCRETION, TAKE ANY ACTIONS NECESSARY FOR US TO MAKE THE OFFER TO SHAREHOLDERS IN ANY SUCH JURISDICTION. IN ANY JURISDICTION THE SECURITIES OR BLUE SKY LAWS OF WHICH REQUIRE THE TENDER OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE TENDER OFFER IS BEING MADE ON OUR BEHALF BY THE DEALER MANAGER OR ONE OR MORE REGISTERED BROKERS OR DEALERS, WHICH ARE LICENSED UNDER THE LAWS OF SUCH JURISDICTION.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR GIVES ANY INFORMATION OR REPRESENTATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, INFORMATION OR REPRESENTATION AS HAVING BEEN AUTHORIZED BY US, THE DEALER MANAGER, THE DEPOSITARY OR THE INFORMATION AGENT.

Questions and requests for assistance may be directed to D.F. King & Co., Inc., the Information Agent for the Offer (the “Information Agent”), and J.P. Morgan Securities LLC, the Dealer Manager for the Offer (the “Dealer Manager”), in each case at the telephone numbers and addresses on the back cover of this Offer to Purchase. You may request additional copies of this Offer to Purchase and other Offer documents from the Information Agent at the telephone number and address on the back cover of this Offer to Purchase.

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. This summary highlights material information from this Offer to Purchase, but it does not describe the Offer to the same extent as it is described elsewhere in this Offer to Purchase. To understand the Offer fully and for a more complete description of the terms of the Offer, you should read carefully this entire Offer to Purchase, the Letter of Transmittal and the other documents that constitute part of the Offer. We have included references to the sections of this Offer to Purchase where you will find a more complete description of the topics in this summary.

Who is offering to purchase Shares?

The issuer of the Shares, Cooper-Standard Holdings Inc. is offering to purchase your Shares. See Section 1.

How many Shares is Cooper Standard offering to purchase?

We are offering to purchase up to 4,651,162 Shares in the Offer, or, if a lesser number of Shares are properly tendered, such lesser number of Shares as are properly tendered and not properly withdrawn, subject to the “Odd Lot” priority, proration and conditional tender provisions described in this Offer to Purchase and the minimum tender condition described in this Offer to Purchase. See Sections 1 and 7. As of March 31, 2013, there were 16,958,820 Shares outstanding. The Shares we are seeking to purchase through this Offer represent approximately 27.4% of the Shares outstanding, or 21.0% of the Shares outstanding on a fully diluted basis, in each case, as of such date. See Section 2.

In addition, if more than 4,651,162 Shares are tendered in the Offer, we may exercise our right to purchase up to an additional 2% of our outstanding Shares without extending the Expiration Date. We also expressly reserve the right, in our sole discretion, to purchase additional Shares, subject to applicable law. See Section 15.

The Offer is not conditioned on the receipt of financing. The Offer, however, is conditioned on a minimum number of 2,906,976 Shares being properly tendered and not properly withdrawn by shareholders and is subject to other conditions. See Section 7.

What will be the purchase price for the Shares and what will be the form of payment?

The purchase price for the Shares will be $43.00 per Share (the “Purchase Price”). See Section 1. If your Shares are purchased in the Offer, you will receive the Purchase Price, net to the seller in cash, less any applicable withholding taxes and without interest, promptly after the Expiration Date. Under no circumstances will we pay interest on the Purchase Price, including but not limited to, by reason of any delay in making payment. The Offer is scheduled to expire at 12:00 midnight, New York City time, at the end of the day on May 2, 2013, unless the Offer is extended by us. See Sections 1 and 5.

How will Cooper Standard pay for the Shares?

The maximum value of Shares purchased in the Offer will be approximately $200 million. We expect to fund the Share purchases in the Offer through a combination of the net proceeds of $175 million of indebtedness raised in our recently completed offering of New Notes (as defined below) and cash on hand. See Section 9.

The completion of the Offer is not conditioned on the receipt of the proceeds from any financing. See Sections 5, 7 and 9.

What is the purpose of the Offer?

We believe that the repurchase of Shares is consistent with our long-term goal of maximizing shareholder value.

i

We believe that the Offer set forth in this Offer to Purchase represents an efficient mechanism to provide our shareholders with the opportunity to tender all or a portion of their Shares and thereby receive a return of some or all of their investment if they so elect. The Offer provides shareholders with an opportunity to obtain liquidity with respect to all or a portion of their Shares without the potential disruption to the Share price that can result from market sales. Shareholders who choose not to tender will own a greater percentage ownership of our outstanding Shares following the consummation of the Offer. In addition, shareholders who retain an equity interest in the Company as a result of a partial or conditional tender of Shares or proration may also own a greater percentage ownership of our outstanding Shares following the consummation of the Offer. Following consummation of the Offer, shareholders retaining an equity interest in the Company may also face significantly reduced trading liquidity. See Section 2.

The Offer also provides our shareholders with an efficient way to sell their Shares without incurring brokerage commissions, solicitation fees or stock transfer taxes associated with open market sales. Furthermore, “Odd Lot Holders,” as defined in Section 1, who hold Shares registered in their names and tender their Shares directly to the Depositary and whose Shares are purchased in the Offer will avoid any applicable Odd Lot, as defined in Section 1, discounts that might otherwise be payable on sales of their shares. See Sections 1 and 2.

In determining to proceed with the Offer, our management and Board of Directors evaluated the Company’s operations, financial condition, capital needs, strategy and expectations for the future and believe that the Offer is a prudent use of our financial resources. We believe that we will have adequate cash generating capacity, and we expect that our current cash balances, anticipated cash flows from operations and borrowing capacity will exceed our capital requirements for normal operations, capital expenditures and acquisitions and other opportunities for growth that may arise. We also expect that the Offer, if completed, will be accretive to currently projected earnings per share, although there can be no assurance of this. See Section 2 for additional information about the purpose of the Offer.

How long do I have to tender my Shares?

You may tender your Shares until the Expiration Date. The Offer will expire at the end of the day on May 2, 2013 at 12:00 midnight, New York City time, unless we extend the Offer. We may choose to extend the Offer in our sole discretion at any time. We cannot assure you, however, that we will extend the Offer or, if we extend it, for how long. See Sections 1 and 15.

If a broker, dealer, commercial bank, trust company or other nominee holds your Shares, it is likely that they have an earlier deadline for accepting the Offer. We urge you to contact the broker, dealer, commercial bank, trust company or other nominee holding your Shares to find out their deadline. See Section 3.

Can the Offer be extended, amended or terminated and, if so, under what circumstances?

Yes. We can extend or amend the Offer in our sole discretion, subject to applicable law. If we extend the Offer, we will delay the acceptance of any Shares that have been tendered. We can also terminate the Offer under certain circumstances. See Sections 7 and 15.

How will I be notified if the Offer is extended or amended?

If the Offer is extended, we will make a public announcement of the extension no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date. We will announce any amendment to the Offer by making a public announcement of the amendment. See Section 15. If we extend the Offer, you may withdraw your Shares until the Expiration Date, as extended. See Section 4.

Are there any conditions to the Offer?

Yes. Our obligation to accept for payment and pay for your tendered Shares depends upon a number of conditions that must be satisfied or waived by us, on or prior to the Expiration Date, including but not limited to:

•	A minimum number of 2,906,976 Shares being properly tendered and not properly withdrawn;

•

No legal action shall have been instituted, threatened in writing, pending or taken that challenges or affects the Offer or could reasonably be expected to materially and adversely affect our and our subsidiaries’ business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, results of operations or prospects or otherwise materially impair the contemplated future conduct of our business or our ability to exercise full rights of ownership or purchase and hold some or all of the Shares purchased in the Offer;

•

No general suspension of trading in, or general limitation on prices for, securities on any national securities exchange or in the over-the-counter markets in the United States or the declaration of a banking moratorium or any suspension of payment in respect of banks in the United States shall have occurred;

•

No changes in the general political, market, economic or financial conditions in the United States or abroad that could reasonably be expected to materially and adversely affect our or our subsidiaries’ business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, results of operations or prospects, or otherwise materially impair the contemplated future conduct of our business, shall have occurred;

•

No commencement or escalation of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism, shall have occurred directly or indirectly involving the United States on or after April 4, 2013, nor any material escalation, on or after April 4, 2013, of any war or armed hostilities which had commenced prior to April 4, 2013 that could reasonably be expected to materially and adversely affect our or our subsidiaries’ business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, results of operations or prospects, or otherwise materially impair the contemplated future conduct of our business, shall have occurred;

•

No decrease of more than 10% in the market price for the Shares on the OTCBB or in the general level of market prices for equity securities in the Dow Jones Industrial Average, New York Stock Exchange Index, NASDAQ Composite Index or the Standard & Poor’s 500 Composite Index measured from the close of trading on April 4, 2013 shall have occurred;

•

No limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that could reasonably be expected to materially affect, the extension of credit by banks or other lending institutions in the United States shall have occurred;

•

No person shall have commenced, proposed, announced, made or have publicly disclosed a tender or exchange offer (other than this Offer), merger, acquisition, business combination or other similar transaction involving us or any of our subsidiaries nor shall we have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, acquisition, business combination or other similar transaction, other than in the ordinary course of business;

•

No person (including a group) shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding Shares (other than anyone who publicly disclosed such ownership in a filing with the SEC before April 4, 2013), and no person or group which has made such a filing before April 4, 2013 shall acquire or publicly announce its proposal to acquire an additional 1% or more of our outstanding Shares. In addition, no new group shall have been formed that beneficially owns (as a group) more than 5% of our outstanding Shares; and

•

No material adverse change in our and our subsidiaries’ business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, results of operations or prospects shall have occurred.

For a more detailed discussion of these and other conditions to the Offer, please see Section 7.

How will the Offer affect the number of Shares outstanding and the number of record holders of Cooper Standard?

As of March 31, 2013, we had 16,958,820 issued and outstanding Shares. If the Offer is fully subscribed, we will purchase 4,651,162 Shares, which would represent approximately 27.4% of our outstanding Shares, or 21.0% of our outstanding Shares on a fully diluted basis, in each case, as of March 31, 2013.

If the Offer is fully subscribed, we will have approximately 12,307,658 Shares outstanding following the purchase of Shares tendered in the Offer. The actual number of Shares outstanding will depend on the number of Shares tendered and purchased in the Offer. See Section 2.

If any of our shareholders:

•	who hold shares in their own name as holders of record, or

•	who are “registered holders” as participants in The Depository Trust Company’s (“DTC”) system whose names appear on a security position listing,

tender their Shares in full and that tender is accepted in full, the number of our record holders would be reduced. See Section 2.

Shareholders who do not have their Shares purchased in the Offer will realize a proportionate increase in their relative ownership interest in the Company. See Section 2.

Following the Offer, will Cooper Standard continue as a public company?

Yes. Although we currently have less than 300 stockholders of record and are eligible to deregister under the Exchange Act, we have no current plans to deregister under the Exchange Act, and we intend to continue to make all filings under the Exchange Act and maintain our eligibility to be quoted on the OTCBB following the Offer. See Section 2.

How do I tender my Shares?

•

If you hold your Shares in your own name as a holder of record and decide to tender your Shares, you must complete and sign a Letter of Transmittal according to its instructions or an Agent’s Message and deliver it, together with any required signature guarantees, certificates for your Shares and any other documents required by the Letter of Transmittal, to the Depositary before 12:00 midnight, New York City time, at the end of the day on May 2, 2013, or such later time and date to which we may extend the Offer;

•

If you hold your Shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee (i.e., in “street name”), you must contact your broker, dealer, commercial bank, trust company or other nominee if you wish to tender your Shares;

•	If you are an institution participating in DTC, tender your Shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase;

•

if you are a holder of vested options to purchase Shares under our equity compensation plans, or of options to purchase Shares under our equity compensation plans that will vest prior to the Expiration Date, you may exercise your vested options and tender any of the Shares issued upon such exercise;

•	if you are a holder of warrants to purchase Shares, you may exercise such warrants and tender any of the Shares issued upon such exercise; or

•	if you are a holder of the Company’s convertible preferred shares, you may convert such preferred shares and tender any of the Shares issued upon such conversion.

If you want to tender your Shares, but:

•	the certificates for your Shares are not immediately available or cannot be delivered to the Depositary by the Expiration Date;

•	you cannot comply with the procedure for book-entry transfer by the Expiration Date; or

•	your other required documents cannot be delivered to the Depositary by the Expiration Date;

you can still tender your Shares if you comply with the guaranteed delivery procedure described in Section 3.

We are not making the Offer to, and will not accept any tendered Shares from, shareholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the Offer to shareholders in any such jurisdiction.

You may contact the Information Agent, the Dealer Manager or your broker, dealer, commercial bank, trust company or other nominee for assistance. The contact information for the Information Agent and Dealer Manager is on the back cover page of this Offer to Purchase. See Section 3 and the instructions to the Letter of Transmittal.

How do holders of vested stock options for Shares participate in the Offer?

Holders of vested but unexercised options may exercise such options in accordance with the terms of the applicable stock option plan and tender the Shares received upon such exercise in accordance with the instructions and procedures described in Section 3 with respect to Shares generally. Holders of vested but unexercised options should note that such an exercise could not be revoked even if all or a portion of the Shares received upon the exercise thereof and tendered in the Offer are not purchased by us for any reason. Holders of options to purchase Shares under our equity compensation plans that will vest prior to the Expiration Date may request copies of this Offer to Purchase, the Letter of Transmittal and related documents from the Information Agent.

If you are a holder of vested but unexercised options, you should evaluate this Offer to Purchase carefully to determine if participation would be advantageous to you, based on your stock option exercise prices, the date of your stock option grants, the years left to exercise your options and the provisions for prorated purchases described in Section 1. We strongly encourage holders of vested but unexercised options to discuss the Offer with their tax advisor, broker and/or financial advisor. Holders of stock awards may not tender Shares or Shares represented by such interests unless they are fully vested or will be prior to the Expiration Date.

How do holders of outstanding warrants to purchase Shares participate in the Offer?

Holders of warrants may exercise their warrants in accordance with the terms of the applicable warrant agreement and tender the Shares received upon such exercise in accordance with the instructions and procedures described in Section 3 with respect to Shares generally. Holders of warrants should note that such an exercise could not be revoked even if all or a portion of the Shares received upon the exercise and tendered in the Offer are not purchased by us for any reason.

If you are a holder of warrants you should evaluate this Offer to Purchase carefully to determine if participation would be advantageous to you, based on exercise prices of your warrants, the date your warrants were issued, the years left to exercise your warrants and the provisions for prorated purchases described in

v

Section 1. We strongly encourage holders of warrants to discuss the Offer with their tax advisor, broker and/or financial advisor.

How do holders of outstanding preferred shares convertible to Shares participate in the Offer?

Holders of preferred shares may convert their preferred shares in accordance with the terms of the applicable certificate of designations and tender the Shares received upon such conversion in accordance with the instructions and procedures described in Section 3 with respect to Shares generally. Holders of preferred shares should note that such a conversion could not be revoked even if all or a portion of the Shares received upon the exercise and tendered in the Offer are not purchased by us for any reason.

If you are a holder of preferred shares you should evaluate this Offer to Purchase carefully to determine if participation would be advantageous to you, based on the conversion rate of your preferred shares, the date your preferred shares were issued and the provisions for prorated purchases described in Section 1. We strongly encourage holders of preferred shares to discuss the Offer with their tax advisor, broker and/or financial advisor.

May I tender only a portion of the Shares that I hold?

Yes. You do not have to tender all of the Shares that you own to participate in the Offer.

How do I withdraw Shares previously tendered?

You must deliver on a timely basis a written notice of your withdrawal to the Depositary at the address appearing on the back cover page of this Offer to Purchase. Your written notice of withdrawal must specify your name, the number of Shares to be withdrawn and the name of the registered holder of such Shares. If you have used more than one Letter of Transmittal or have otherwise tendered Shares in more than one group of Shares, you may withdraw Shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the required information is included. Some additional requirements apply if your Shares have been tendered under the procedure for book-entry transfer set forth in Section 3. If you have tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the nominee to arrange for the withdrawal of your Shares. See Section 4.

Until what time can I withdraw previously tendered Shares?

You may withdraw your tendered Shares at any time before 12:00 midnight, New York City time, at the end of the day on May 2, 2013, or such later time and date to which we may extend the Offer. In addition, unless we have already accepted your tendered Shares for payment, you may withdraw your tendered Shares at any time after 11:59 p.m., New York City time, on May 31, 2013. See Section 4.

What happens if more than 4,651,162 Shares are tendered?

If more than 4,651,162 Shares (or such greater number of Shares as we may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn, we will purchase Shares at the Purchase Price in the following order of priority:

•

First, we will purchase all Odd Lots of less than 100 Shares from shareholders who properly tender all of their Shares and who do not properly withdraw them before the Expiration Date (tenders of less than all of the Shares owned, beneficially or of record, by such Odd Lot Holder will not qualify for this preference);

•	Second, after purchasing all the Odd Lots that were properly tendered, we will purchase Shares from all other shareholders who properly tender Shares and who do not properly withdraw them before the

Expiration Date (except for shareholders who tendered Shares conditionally for which the condition was not satisfied), on a pro rata basis, with appropriate adjustments to avoid purchases of fractional Shares, until we have acquired 4,651,162 Shares (or such greater number of Shares as we may elect to purchase, subject to applicable law); and

•

Third, only if necessary to permit us to purchase 4,651,162 Shares (or such greater number of Shares as we may elect to purchase, subject to applicable law), we will purchase Shares from shareholders who have properly tendered Shares conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose Shares are conditionally tendered must have properly tendered all of their Shares and not properly withdrawn them before the Expiration Date.

Therefore, we may not purchase all of the Shares that you tender. See Sections 1 and 6.

If I own fewer than 100 Shares and I tender all of my Shares, will I be subject to proration?

If you own, beneficially or of record, fewer than 100 Shares in the aggregate, you properly tender all of these Shares and do not properly withdraw them before the Expiration Date, and you complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, we will purchase all of your Shares without subjecting them to the proration procedure. See Section 1.

Has Cooper Standard or its Board of Directors adopted a position on the Offer?

Our Board of Directors has authorized us to make the Offer. However, neither we nor any of our Board of Directors, the Dealer Manager, the Information Agent or the Depositary makes any recommendation to you as to whether you should tender or refrain from tendering your Shares. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender. In doing so, you should read carefully the information in this Offer to Purchase and the Letter of Transmittal, including our reasons for making the Offer. See Section 2.

One of our directors and certain of our affiliates have expressed an intention to participate in the Offer (though no final decision has been made). See Section 11.

Does Cooper Standard intend to repurchase any Shares other than pursuant to the Offer during or after the Offer?

Rule 13e-4(f) under the Exchange Act prohibits us from purchasing any Shares, other than in the Offer, until at least ten business days have elapsed after the Expiration Date. Accordingly, any additional purchases outside the Offer may not be consummated until at least ten business days have elapsed after the Expiration Date. In addition, the terms of certain of our outstanding indebtedness and our preferred stock contain certain limits on our ability to make additional purchases. See Sections 2 and 8.

What will happen if I do not tender my Shares?

Shareholders who choose not to tender will own a greater percentage ownership of our outstanding Shares following the consummation of the Offer. Following consummation of the Offer, shareholders retaining an equity interest in the Company may also face significantly reduced trading liquidity. See Section 2.

When and how will Cooper Standard pay for the Shares I tender that are accepted for purchase?

We will pay the Purchase Price, net to the seller in cash, less any applicable withholding taxes and without interest, for the Shares we purchase promptly after the Expiration Date and the acceptance of the Shares for payment. We will announce the preliminary results of the Offer, including the preliminary information about any expected proration, on the business day following the Expiration Date. We do not expect, however, to announce the final results of any proration or the Purchase Price and begin paying for tendered Shares until approximately four business days after the Expiration Date. We will pay for the Shares accepted for purchase by depositing the aggregate Purchase Price with the Depositary after the Expiration Date. The Depositary will act as your agent and will transmit to you the payment for all of your Shares accepted for payment or the Depositary will pay DTC for your Shares if they are held by a broker and DTC will allocate funds appropriately to your broker for payment of tendered Shares. See Section 5.

What is the recent market price for the Shares?

On March 18, 2013, the last full trading day before we announced our intention to make the Offer, the last reported sale price of the Shares on the OTCBB was $36.00 per Share. The Purchase Price represents a 14.5% premium to the year-to-date volume-weighted average price of $37.56 per Share as of March 18, 2013, the last trading day before we announced our intention to make this Offer. On April 4, 2013, the last full trading day before we commenced the Offer, the last reported sale price of the Shares on the OTCBB was $41.60. You are urged to obtain current market quotations for the Shares before deciding whether to tender your Shares. See Section 8.

Will I have to pay brokerage fees and commissions if I tender my Shares?

If you are a holder of record of your Shares and you tender your Shares directly to the Depositary, you will not incur any brokerage fees or commissions. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee and your broker tenders Shares on your behalf, your broker may charge you a fee for doing so. We urge you to consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See Section 5.

What are the United States federal income tax consequences if I tender my Shares?

If you are a U.S. Holder (as defined in Section 13), the receipt of cash for your tendered Shares generally will be treated for United States federal income tax purposes either as (a) a sale or exchange eligible for capital gain or loss treatment or (b) a dividend. See Section 13. If you are a Non-U.S. Holder (as defined in Section 13), the payment of cash for your tendered Shares may be subject to United States federal income tax withholding. See Section 3.

Will I have to pay stock transfer tax if I tender my Shares?

If you instruct the Depositary in the Letter of Transmittal to make the payment for the Shares to you as the registered holder, you will not incur any domestic stock transfer tax. See Section 5.

Whom do I contact if I have questions about the Offer?

For additional information or assistance, you may contact D.F. King & Co., Inc., the Information Agent for the Offer, or J.P. Morgan Securities LLC, the Dealer Manager for the Offer, in each case at the telephone numbers and addresses set forth on the back cover of this Offer to Purchase. You may request additional copies of the Offer to Purchase, the Letter of Transmittal and other Offer documents from the Information Agent at the telephone number and address on the back cover of this Offer to Purchase.

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This Offer to Purchase and the documents incorporated by reference in this Offer to Purchase may include “forward-looking statements” within the meaning of U.S. federal securities laws. We make forward-looking statements in this Offer to Purchase and the documents incorporated by reference in this Offer to Purchase and may make such statements in future filings with the SEC. We may also make forward-looking statements in our press releases or other public or stockholder communications. These forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenue or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions, business trends, and other information that is not historical information. When used in this Offer to Purchase and the documents incorporated by reference in this Offer to Purchase, the words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts,” or future or conditional verbs, such as “will,” “should,” “could,” or “may,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, management’s examination of historical operating trends and data are based upon our current expectations and various assumptions. Our expectations, beliefs, and projections are expressed in good faith and we believe there is a reasonable basis for them. However, no assurances can be made that these expectations, beliefs and projections will be achieved. Forward-looking statements are not guarantees of future performance and are subject to significant risks and uncertainties that may cause actual results or achievements to be materially different from the future results or achievements expressed or implied by the forward-looking statements.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this Offer to Purchase and the documents incorporated by reference in this Offer to Purchase. Important factors that could cause our actual results to differ materially from the forward-looking statements we make in this Offer to Purchase include, but are not limited to:

•	the number of Shares tendered and the Purchase Price at which we purchase Shares in the Offer;

•	the cyclicality of the automotive industry and the possibility of material contractions in automotive sales and production;

•	the debt we have incurred in connection with this Offer to date and any other debt we incur in the future, and the impact of restrictive debt covenants;

•	our ability to generate sufficient cash to service indebtedness and to meet dividend obligations on our 7% preferred stock;

•	viability of our supply base or shortage of supplies;

•	escalating pricing pressures and decline of customer volume requirements;

•	our ability to meet a significant increase in demand;

•	our ability to compete in the highly competitive automotive parts industry;

•	our significant non-U.S. operations;

•	our dependence on certain major customers;

•	foreign currency exchange rate fluctuations;

•	effectiveness of lean manufacturing and other cost savings plans;

•	labor conditions;

•	our ability to meet our customers’ needs for new and improved products in a timely manner;

•	our legal rights to our intellectual property portfolio;

•	our underfunded pension plans;

•	environmental, health, safety and other regulations;

•	impact of product liability, warranty and recall claims and legal proceedings and other commercial disputes;

•	the success of our acquisition strategy and operational results of our joint ventures;

•	availability and increasing volatility in cost of raw materials;

•	impact of certain natural disasters;

•	the possibility of future impairment charges to our goodwill and long-lived assets;

•

global sovereign fiscal matters and creditworthiness, including potential defaults and the related impacts on economic activity, including the possible effects on credit markets, currency values, monetary union, international treaties and fiscal policies; and

•	the other factors discussed under “Item 1A. Risk Factors” beginning on page 17 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

There may be other factors beyond the factors listed above and those set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, including under Item 1A. “Risk Factors,” that may cause our actual results to differ materially from the forward-looking statements. All forward-looking statements attributable to us or persons acting on our behalf apply only as of the date of this Offer to Purchase and other reports we file with the SEC, and are expressly qualified in their entirety by the cautionary statements included herein and therein. Except as required by law, we undertake no obligation to update or revise these forward-looking statements to reflect new information or events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events or otherwise.

Notwithstanding anything in this Offer to Purchase, the Letter of Transmittal or any document incorporated by reference into this Offer to Purchase, the safe harbor protections of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with a tender offer.

x

INTRODUCTION

To the Holders of our Shares:

Cooper Standard hereby offers to purchase up to 4,651,162 Shares at a Purchase Price of $43.00 per Share, net to the seller in cash, less any applicable withholding taxes and without interest. Our Offer is being made upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal which, as amended or supplemented from time to time, together constitute the Offer.

Only Shares properly tendered and not properly withdrawn will be purchased. However, because of the proration, “Odd Lot” priority and conditional tender provisions described in this Offer to Purchase, all of the Shares tendered may not be purchased if more than the number of Shares we seek are properly tendered and not properly withdrawn. We will return any Shares that we do not purchase because of proration or conditional tenders promptly following the Expiration Date. See Section 3.

The Offer is not conditioned on the receipt of financing. The Offer, however, is conditioned on a minimum number of 2,906,976 Shares being properly tendered and not properly withdrawn by shareholders and is subject to other conditions. Our obligation to accept, and pay for, Shares properly tendered and not properly withdrawn pursuant to the Offer is conditioned upon satisfaction or waiver of these conditions. See Section 7.

OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NEITHER WE NOR ANY OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, INFORMATION AGENT OR DEPOSITARY MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. SEE SECTION 2. YOU SHOULD DISCUSS WHETHER TO TENDER YOUR SHARES WITH YOUR BROKER, IF ANY, OR OTHER FINANCIAL OR TAX ADVISOR.

Our directors, executive officers and affiliates are entitled to participate in the Offer on the same basis as all other stockholders. James S. McElya, the Chairman of our Board of Directors who retired as the Company’s Chief Executive Officer in October 2012 and will be not be a nominee to stand for reelection to the Board of Directors at our 2013 annual meeting of stockholders, has advised us that, although no final decision has been made, he may tender in the Offer up to 100,000 Shares (which is up to approximately 19.1% of his Share holdings). Our other directors and our executive officers have advised us that they do not intend to tender Shares in the Offer. Oak Hill Advisors, L.P. (together with its affiliates and related funds, “Oak Hill”), which beneficially owns approximately 22.4% of our outstanding Shares as of March 18, 2013, has advised us that, although no final decision has been made, it may tender in the Offer between 1,000,000 and 1,400,000 Shares (which is between 24.0% and 33.6% of its beneficial holdings of Shares). Jeffrey Kirt, a member of our Board of Directors, is a partner of Oak Hill Advisors. Silver Point Capital L.P. (together with its affiliates and related funds, “Silver Point”), which beneficially owns approximately 28.3% of our outstanding Shares as of March 18, 2013, has advised us that, although no final decision has been made, it does not intend to tender any Shares in the Offer. Pursuant to a nomination agreement with Silver Point (described below), Silver Point has the right to nominate a member of our Board of Directors. The equity ownership of our directors, executive officers and affiliates who do not tender their Shares in the Offer will proportionately increase as a percentage of our issued and outstanding Shares following the consummation of the Offer.

In accordance with the rules of the SEC, we may, and we expressly reserve the right to, purchase up to an additional 2% of the outstanding Shares, without extending the Expiration Date. We also reserve the right, in our sole discretion, to change the Purchase Price and to increase or decrease the number of Shares sought in the Offer, subject to applicable law.

If more than 4,651,162 Shares (or such greater number of Shares as we may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn, we will purchase Shares at the Purchase Price in the following order of priority:

•

First, we will purchase all Odd Lots of less than 100 Shares from shareholders who properly tender all of their Shares and who do not properly withdraw them before the Expiration Date (tenders of less than all of the Shares owned, beneficially or of record, by such Odd Lot Holder will not qualify for this preference);

•

Second, after purchasing all the Odd Lots that were properly tendered, we will purchase Shares from all other shareholders who properly tender Shares and who do not properly withdraw them before the Expiration Date (except for shareholders who tendered Shares conditionally for which the condition was not satisfied), on a pro rata basis, with appropriate adjustments to avoid purchases of fractional Shares, until we have acquired 4,651,162 Shares (or such greater number of Shares as we may elect to purchase, subject to applicable law); and

•

Third, only if necessary to permit us to purchase 4,651,162 Shares (or such greater number of Shares as we may elect to purchase, subject to applicable law), we will purchase Shares from shareholders who have properly tendered Shares conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose Shares are conditionally tendered must have properly tendered all of their Shares and not properly withdrawn them before the Expiration Date.

Therefore, we may not purchase all of the Shares that you tender.

The Purchase Price will be paid net to the seller in cash, less any applicable withholding taxes and without interest, for all Shares purchased. Tendering shareholders who hold Shares registered in their own name and who tender their Shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or stock transfer taxes on the purchase of Shares by us in the Offer. Shareholders holding Shares in a brokerage account or otherwise through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult their brokers or such other nominees to determine whether transaction costs may apply if shareholders tender Shares through such brokers or other nominees and not directly to the Depositary. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See Sections 3 and 13 regarding certain tax consequences of the Offer.

Also, any tendering shareholder or other payee who fails to complete, sign and return to the Depositary the Internal Revenue Service (“IRS”) Form W-9 included with the Letter of Transmittal (or such other IRS form as may be applicable) may be subject to United States federal income tax backup withholding (at a rate of 28% of the gross proceeds), unless such holder establishes that such holder is within the class of persons that is exempt from backup withholding, such as all corporations and Non-U.S. Holders (as defined in Section 13). See Section 3. Also see Section 13 regarding United States federal income tax consequences of the Offer.

In addition, holders of vested but unexercised stock options may, subject to the terms and conditions of the applicable stock option plan and the applicable award, exercise such options and tender some or all of the Shares issued upon such exercise in accordance with the Company’s policies and procedures for the applicable stock option plan. See Sections 3 and 11 for more information on the stock option plans generally.

Shareholders who are participants in employee benefit plans not affiliated with us that hold Shares may tender some or all of such Shares as provided herein generally, subject to the provisions of such plans. See Section 3.

We will pay all fees and expenses incurred in connection with the Offer by D.F. King & Co., Inc., the Information Agent for the Offer, Computershare Trust Company N.A., the Depositary for the Offer, and J.P. Morgan Securities LLC, the Dealer Manager for the Offer. See Section 16.

As of March 31, 2013, we had 16,958,820 issued and outstanding Shares. If the Offer is fully subscribed, we will purchase 4,651,162 Shares, which would represent approximately 27.4 % of our outstanding Shares, or 21.0% of our outstanding Shares on a fully diluted basis, in each case, as of March 31, 2013.

If any of our shareholders who hold Shares in their own name as holders of record or who are “registered holders” as participants in DTC’s system whose names appear on a security position listing tender their Shares in full and that tender is accepted in full, the number of our record holders would be reduced.

The Shares are quoted on the OTCBB and trade under the symbol “COSH.” On March 18, 2013, the last full trading day before we announced our intention to make the Offer, the last reported sale price of the Shares on the OTCBB was $36.00 per Share. The Purchase Price represents a 14.5% premium to the year-to-date volume-weighted average price of $37.56 per Share as of March 18, 2013, the last trading day before we announced our intention to make this Offer. On April 4, 2013, the last full trading day before we commenced the Offer, the last reported sale price of the Shares on the OTCBB was $41.60. You are urged to obtain current market quotations for the Shares before deciding whether to tender your Shares. See Section 8.

This Offer to Purchase and the Letter of Transmittal contain important information that you should read carefully before you make any decision regarding the Offer.

THE OFFER

1.	Number of Shares; Priority of Purchase.

Upon the terms and subject to the conditions of the Offer, we will purchase up to 4,651,162 Shares properly tendered and not properly withdrawn in accordance with Section 4 before the Expiration Date, as defined below, at a Purchase Price of $43.00 per Share, net to the seller in cash, less any applicable withholding taxes and without interest. Subject to the minimum condition described below, if less than 4,651,162 Shares are properly tendered and not properly withdrawn, we will buy all Shares properly tendered and not properly withdrawn.

The term “Expiration Date” means 12:00 midnight, New York City time, at the end of the day on May 2, 2013. We may, in our sole discretion, extend the period of time during which the Offer will remain open. In the event of an extension, the term “Expiration Date” will refer to the latest time and date at which the Offer, as extended by us, will expire. See Section 15 for a description of our right to extend, delay, terminate or amend the Offer. In accordance with the rules of the SEC, we may, and we expressly reserve the right to, purchase under the Offer an additional amount of Shares not to exceed 2% of the outstanding Shares (approximately 340,000 Shares) without amending or extending the Offer. See Section 15.

If the Offer is over-subscribed as described below, Shares properly tendered and not properly withdrawn will be subject to proration, except for Odd Lots. The proration period and, except as described herein, withdrawal rights expire at the Expiration Date.

If we (i) increase or decrease the price that may be paid for the Shares, (ii) increase the maximum number of Shares that we may purchase in the Offer by more than 2% of our outstanding Shares or (iii) decrease the amount of Shares that we may purchase in the Offer, then the Offer must remain open for at least ten business days following the date that notice of the increase or decrease is first published, sent or given in the manner specified in Section 15.

Only Shares properly tendered and not properly withdrawn will be purchased. However, because of the “Odd Lot” priority, proration and conditional tender provisions of the Offer, all of the Shares tendered may not be purchased if more than 4,651,162 Shares are properly tendered and not properly withdrawn. All Shares tendered and not purchased in the Offer, including Shares not purchased because of proration or conditional tenders, will be returned to the tendering shareholders at our expense promptly following the Expiration Date.

THE OFFER IS NOT CONDITIONED ON THE RECEIPT OF FINANCING. THE OFFER, HOWEVER, IS CONDITIONED ON A MINIMUM NUMBER OF 2,906,976 SHARES BEING PROPERLY TENDERED AND NOT PROPERLY WITHDRAWN AND IS SUBJECT TO OTHER CONDITIONS. SEE SECTION 7.

Priority of Purchases. If more than 4,651,162 Shares (or such greater number of Shares as we may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn, we will purchase Shares at the Purchase Price in the following order of priority:

•

First, we will purchase all Odd Lots of less than 100 Shares from shareholders who properly tender all of their Shares and who do not properly withdraw them before the Expiration Date (tenders of less than all of the Shares owned, beneficially or of record, by such Odd Lot Holder will not qualify for this preference);

•

Second, after purchasing all the Odd Lots that were properly tendered, we will purchase Shares from all other shareholders who properly tender Shares and who do not properly withdraw them before the Expiration Date (except for shareholders who tendered Shares conditionally for which the condition was not satisfied), on a pro rata basis, with appropriate adjustments to avoid purchases of fractional

Shares, until we have acquired 4,651,162 Shares (or such greater number of Shares as we may elect to purchase, subject to applicable law); and

•

Third, only if necessary to permit us to purchase 4,651,162 Shares (or such greater number of Shares as we may elect to purchase, subject to applicable law), we will purchase Shares from shareholders who have properly tendered Shares conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose Shares are conditionally tendered must have properly tendered all of their Shares and not properly withdrawn them before the Expiration Date.

Therefore, we may not purchase all of the Shares that you tender. As we noted above, we may elect to purchase more than 4,651,162 Shares in the Offer, subject to applicable law. If we do so, the preceding provisions will apply to the greater number of Shares.

Odd Lots. The term “Odd Lots” means all Shares tendered by any person (an “Odd Lot Holder”) who owned beneficially or of record an aggregate of fewer than 100 Shares and so certifies in the appropriate place on the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery. Odd Lots will be accepted for payment before any proration of the purchase of other tendered Shares. This priority is not available to partial tenders or to beneficial or record holders of 100 or more Shares in the aggregate, even if these holders have separate accounts or certificates representing fewer than 100 Shares. To qualify for this priority, an Odd Lot Holder must tender all Shares owned by the Odd Lot Holder in accordance with the procedures described in Section 3. By tendering in the Offer, an Odd Lot Holder who holds Shares in its name and tenders its Shares directly to the Depositary would also avoid any applicable Odd Lot discounts in a sale of the holder’s Shares. Any Odd Lot Holder wishing to tender all of its Shares pursuant to the Offer should complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

Proration. If proration of tendered Shares is required, we will determine the preliminary proration factor promptly following the Expiration Date. Subject to adjustment to avoid the purchase of fractional Shares and subject to the provisions governing conditional tenders described in Section 6, proration for each shareholder tendering Shares (excluding Odd Lot Holders) will be based on the ratio of the number of Shares properly tendered and not properly withdrawn by the shareholder to the total number of Shares properly tendered and not properly withdrawn by all shareholders (excluding Odd Lot Holders). Because of the difficulty in determining the number of Shares properly tendered and not properly withdrawn, and because of the conditional tender procedure described in Section 6, we do not expect that we will be able to announce the final proration factor or commence payment for any Shares purchased pursuant to the Offer until approximately four business days after the Expiration Date. The preliminary results of any proration will be announced by press release promptly after the Expiration Date. Shareholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

As described in Section 13, the number of Shares that we will purchase from a shareholder pursuant to the Offer may affect the United States federal income tax consequences to the shareholder of the purchase and, therefore, may be relevant to a shareholder’s decision whether or not to tender Shares. The Letter of Transmittal affords each shareholder who tenders Shares registered in such shareholder’s name directly to the Depositary the opportunity to designate the order of priority in which Shares tendered are to be purchased in the event of proration as well as the ability to condition such tender on a minimum number of Shares being purchased. See Section 6.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of the Shares and will be furnished to brokers, dealers, commercial banks, trust companies or other nominee shareholders and similar persons whose names, or the names of whose nominees, appear on our shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

2.	Purpose of the Offer; Certain Effects of the Offer.

Purpose of the Offer. We believe that the repurchase of Shares is consistent with our long-term goal of maximizing shareholder value. In determining to proceed with the Offer, our management and Board of Directors evaluated the Company’s operations, financial condition, capital needs, strategy and expectations for the future and believe that the Offer is a prudent use of our financial resources and an effective means of providing value to the Company’s shareholders while retaining flexibility to take advantage of future opportunities. Among other things, we believe that the new indebtedness that we have incurred to finance the purchase of Shares pursuant to the Offer will result in a more efficient capital structure that more effectively uses financial leverage, thus making possible improved future earnings per share.

In addition, we believe that the Offer set forth in this Offer to Purchase represents an efficient mechanism to provide our shareholders with the opportunity to tender all or a portion of their Shares and thereby receive a return of some or all of their investment if they so elect. The Offer provides shareholders with an opportunity to obtain liquidity with respect to all or a portion of their Shares without the potential disruption to the Share price that can result from market sales. Shareholders who choose not to tender will own a greater percentage ownership of our outstanding Shares following the consummation of the Offer. In addition, shareholders who retain an equity interest in the Company as a result of a partial or conditional tender of Shares or proration may also own a greater percentage ownership of our outstanding Shares following the consummation of the Offer.

The Offer also provides our shareholders with an efficient way to sell their Shares without incurring brokerage commissions, solicitation fees or stock transfer taxes associated with open market sales. Furthermore, “Odd Lot Holders”, as defined in Section 1, who hold Shares registered in their names and tender their Shares directly to the Depositary and whose Shares are purchased in the Offer will avoid any applicable Odd Lot discounts that might otherwise be payable on sales of their Shares.

In considering the Offer, our management and our Board of Directors took into account the expected financial impact of the Offer, including our increased indebtedness, as described in Section 9, “Source and Amount of Funds.” We believe that we will have adequate cash generating capacity, and we expect that our current cash balances, anticipated cash flows from operations and borrowing capacity will exceed our capital requirements for normal operations, capital expenditures and acquisitions and other opportunities for growth that may arise. We also expect that the Offer, if completed, will be accretive to currently projected earnings per share, although there can be no assurance of this.

OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NEITHER WE NOR ANY OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, INFORMATION AGENT OR DEPOSITARY MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. SEE SECTION 2. YOU SHOULD DISCUSS WHETHER TO TENDER YOUR SHARES WITH YOUR BROKER, IF ANY, OR OTHER FINANCIAL OR TAX ADVISOR.

One of our directors and certain of our affiliates have expressed an intention to participate in the Offer (though no final decision has been made). See Section 11.

Potential Benefits of the Offer. We believe the Offer will provide benefits to us and our shareholders, including the following:

•

we believe the Offer will provide our shareholders with an opportunity to obtain liquidity with respect to all or a portion of their Shares at a premium over recent trading prices for our Shares, without potential disruption to the Share price and the usual transaction costs associated with open market sales;

•

upon the completion of the Offer, non-tendering shareholders will realize a proportionate increase in their relative ownership interest in Cooper Standard and an opportunity to benefit from the enhanced earnings per share that we expect to result from the Offer; and

•

we believe that the new indebtedness that we have incurred to finance the purchase of Shares pursuant to the Offer will result in a more efficient capital structure that more effectively uses financial leverage, thus making possible improved future earnings per share for our continuing shareholders;

Potential Risks and Disadvantages of the Offer. The Offer also presents some potential risks and disadvantages to us and our continuing shareholders, including the following:

•	we have incurred indebtedness of $175 million pursuant to our recently completed offering of New Notes (as defined below). This increased leverage:

•	will increase our interest expense,

•	could reduce our ability to engage in significant transactions, including acquisitions and future share repurchases, without additional debt or equity financing, and

•	could negatively affect our liquidity during periods of reduced revenue generation, increased capital spending or higher operating expenses;

•	if our increased indebtedness affects our operations in the ways highlighted above, our business, financial condition, cash flow and results of operations could suffer;

•

the Offer will reduce our “public float” (the number of Shares owned by non-affiliate shareholders and available for trading in the securities markets), which could result in lower stock prices or reduced liquidity in the trading market for our Shares following completion of the Offer; and

•

for those of our directors and executive officers who do not participate in the Offer, the Offer will increase their proportional Share holdings in addition to the proportional Share holdings of any of our significant shareholders who elect not to participate in the Offer (See Section 11 for a chart listing our significant shareholders).

Certain Effects of the Offer. As of March 31, 2013, we had 16,958,820 issued and outstanding Shares. If the Offer is fully subscribed, we will purchase 4,651,162 Shares, which would represent approximately 27.4% of our outstanding Shares, or 21.0% of our outstanding Shares on a fully diluted basis, in each case, as of March 31, 2013. If the Offer is fully subscribed, and we do not exercise our right to purchase any additional Shares, we will have approximately 12,307,658 Shares outstanding following the purchase of Shares tendered in the Offer.

Shareholders may be able to sell non-tendered Shares in the future on the OTCBB or otherwise, at a net price higher or lower than the purchase price in the Offer. We can give no assurance, however, as to the price at which a shareholder may be able to sell such Shares in the future.

Shareholders who choose not to tender will own a greater percentage ownership of our outstanding Shares following the consummation of the Offer. In addition, shareholders who retain an equity interest in the Company as a result of a partial or conditional tender of Shares or proration may also own a greater percentage ownership of our outstanding Shares following the consummation of the Offer. These shareholders will also bear the attendant risks and rewards associated with owning the equity securities of the Company, including risks resulting from our purchase of Shares. We can give no assurance, however, that we will not issue additional shares or other equity interests in the future.

In addition, following consummation of the Offer, shareholders retaining an equity interest in the Company may also face significantly reduced trading liquidity. Shareholders may be able to sell non-tendered Shares in the future, on the OTCBB or otherwise, at a net price which may be significantly higher or lower than the Purchase Price in the Offer. We can give no assurance, however, as to the price at which a shareholder may be able to sell his or her Shares in the future.

However, we currently have less than 300 stockholders of record and are eligible to deregister under the Exchange Act (as of March 31, 2013, based on information provided by our transfer agent, we have approximately 100 holders of record, as calculated pursuant to the relevant SEC rules and interpretations, although we have approximately 700 public holders, which includes both beneficial holders and holders of record). Notwithstanding that we have less than 300 stockholders of record, we have no current plans to deregister under the Exchange Act, and we intend to continue to make all filings under the Exchange Act and to maintain our eligibility to be quoted on the OTCBB following the Offer. In addition, we have considered seeking, and may seek, to have our Shares listed on the New York Stock Exchange (the “NYSE”) or NASDAQ in the future. If we do list our Shares on the NYSE or NASDAQ in the future, we may also seek to cause the conversion of our outstanding convertible preferred stock into common stock, subject to the terms and conditions in the certificate of designations for the convertible stock.

The accounting for our purchase of Shares in the Offer will result in a reduction of our shareholders’ equity in an amount equal to the aggregate purchase price of the Shares we purchase.

Our book value per share is expected to decrease as a result of the Offer. We believe the Offer, if completed, will be accretive to currently projected earnings per share, although there can be no assurance of this.

Shares we acquire pursuant to the Offer will become authorized and unissued Shares and will be available for us to issue without further shareholder action (except as required by applicable law) for purposes including, without limitation, acquisitions, raising additional capital and the satisfaction of obligations under existing or future employee benefit or compensation programs or stock plans or compensation programs for directors.

The Offer also provides certain shareholders with an efficient way to sell their Shares without incurring brokers’ fees or commissions. Where Shares are tendered by the registered owner of those Shares directly to the Depositary, the sale of those Shares in the Offer will permit the seller to avoid the usual transaction costs associated with open market transactions. Furthermore, Odd Lot Holders who hold Shares registered in their names and tender their Shares directly to the Depositary and whose Shares are purchased in the Offer will avoid not only the payment of brokerage commissions but also any applicable Odd Lot discounts that might be payable on sales of their Shares in transactions on the OTCBB.

Other Share Repurchases. On November 9, 2012, our Board of Directors authorized a program to repurchase up to $25 million of the Company’s outstanding Shares, 7% cumulative participating convertible preferred stock or warrants to purchase Shares. The Board of Directors’ authorization terminated on February 14, 2013. Cumulatively, as of February 14, 2013, we had repurchased approximately 637,080 Shares, at an average price of $36.10 per Share, 12,226 shares of 7% cumulative participating convertible preferred stock, and zero warrants, together representing $24,968,076 in aggregate value, pursuant to the program. For further detail regarding other recent repurchase programs of the Company, see Section 11.

Whether or to what extent we choose to make additional purchases will depend upon, among other things, market conditions, our capital needs, our business and financial condition, and alternative investment opportunities available to us. These purchases may be made from time to time at the discretion of our management on the open market or through privately negotiated transactions, and may be on the same terms or on terms and prices that are more or less favorable to shareholders than the terms of this Offer. From time to time our Board of Directors may authorize programs to repurchase securities of the Company. As of the date of this Offer to Purchase, the Company does not have any specific plans or proposals nor is it engaged in any negotiations regarding any program to repurchase the Company’s securities.

Rule 13e-4 of the Exchange Act prohibits us and our affiliates from purchasing any Shares, or other securities convertible into Shares, other than pursuant to the Offer, until at least 10 business days following the Expiration Date, except pursuant to certain limited exemptions provided in Rule 14e-5 of the Exchange Act. In addition, the terms of certain of our outstanding indebtedness and our preferred stock contain certain limits on our ability to make additional purchases of Shares.

Departure of Director. James E. McElya, the Chairman of our Board of Directors who retired as the Company’s Chief Executive Officer in October 2012, will not be re-nominated by the Company to stand for election to the Board of Directors at our 2013 annual meeting of shareholders.

Other Plans. Except as otherwise disclosed in this Offer to Purchase, we currently have no plans, proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale or transfer of a material amount of our assets or any assets of our subsidiaries;

•

any change in our present Board of Directors or management, other than with respect to Mr. McElya as described above, including any plans or proposals to change the number or the term of directors (although we may fill vacancies arising on the Board of Directors) or to change any material term of the employment arrangements of any executive officer;

•	any material change in our present dividend rate or policy or our capitalization or our indebtedness;

•	any class of our equity securities ceasing to be authorized to be quoted on the OTCBB;

•	any material change in our corporate structure or business;

•	any class of our equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

•	the suspension of our obligation to file reports under Section 15 of the Exchange Act;

•	the acquisition or disposition by any person of our securities, other than the grant of restricted stock, restricted stock units or stock options to employees in the ordinary course of business; or

•	any changes in our articles of incorporation, bylaws or other governing instruments or other actions that could impede the acquisition of control of the Company.

Notwithstanding the foregoing, as part of our long-term corporate goal of maximizing shareholder value, we have regularly considered alternatives to enhance shareholder value, including open market repurchases of Shares, strategic acquisitions, divestitures and business combinations, and we intend to continue to consider alternatives to enhance shareholder value.

Except as otherwise disclosed in this Offer to Purchase, as of the date hereof, no agreements, understandings or decisions have been reached with respect to, and there can be no assurance that we will decide to undertake, any such alternatives.

3.	Procedures for Tendering Shares.

Proper Tender of Shares. For Shares to be tendered properly pursuant to the Offer:

(1) the certificates for such Shares (or confirmation of receipt of such Shares pursuant to the procedure for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message (as defined below), and any other documents required by the Letter of Transmittal, must be received before 12:00 midnight, New

York City time, at the end of the day on May 2, 2013 by the Depositary at its address set forth on the back cover of this Offer to Purchase; or

(2) the tendering shareholder must comply with the guaranteed delivery procedure set forth below.

Shareholders holding their Shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee, must contact their brokers or such other nominee in order to tender their Shares. It is likely that the nominee has established an earlier deadline for you to act to instruct the nominee to accept the Offer on your behalf. Shareholders who hold Shares through nominee shareholders are urged to consult their nominees to determine whether transaction costs may apply if shareholders tender Shares through the nominees and not directly to the Depositary.

The proper tender of Shares by you through one of the procedures described in this Section 3 will constitute a binding agreement between you and us on the terms of, and subject to the conditions to, the Offer.

Shareholders may tender Shares subject to the condition that a specified minimum number of Shares (including all or none) be purchased. Any shareholder desiring to make such a conditional tender should so indicate in the box captioned “Conditional Tender” on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. It is the tendering shareholder’s responsibility to determine the minimum number of Shares to be purchased. Shareholders should consult their investment and tax advisors with respect to the effect of proration of the Offer and the advisability of making a conditional tender. See Section 13.

Odd Lot Holders who tender all of their Shares must also complete the section captioned “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the priority treatment available to Odd Lot Holders as set forth in Section 1.

Signature Guarantees and Method of Delivery. No signature guarantee is required if:

(1) the Letter of Transmittal is signed by the registered holder of the Shares (which term, for purposes of this Section 3, will include any participant in DTC whose name appears on a security position listing as the owner of the Shares) tendered and the holder has not completed the sections captioned “Special Payment Instructions” and “Special Delivery Instructions” on the Letter of Transmittal; or

(2) Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or an “eligible guarantor institution,” as the term is defined in Rule 17Ad–15 under the Exchange Act (each of the foregoing constituting an “Eligible Institution”).

A “registered holder” of tendered Shares will include any participant in DTC’s system whose name appears on a security position listing as the owner of those Shares, and an “eligible institution” is a “financial institution,” which term includes most commercial banks, savings and loan associations and brokerage houses, that is a participant in any of the following: (i) the Securities Transfer Agents Medallion Program; (ii) The New York Stock Exchange, Inc. Medallion Signature Program; or (iii) the Stock Exchange Medallion Program.

Except as described above, all signatures on any Letter of Transmittal for Shares tendered thereby must be guaranteed by an eligible institution. See Instructions 5 and 7 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed by an eligible institution. See Instructions 5 and 7 to the Letter of Transmittal.

If a book-entry account system is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or Shares not purchased or tendered are to be returned, to a person other than the registered holder, then the book-entry account system must be endorsed or accompanied by an appropriate stock power, signed in either case exactly as the name of the registered holder appears on the book-entry account system, with the signature guaranteed by an Eligible Institution.

In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

Shareholders also can specify the order in which we will purchase the specified portions in the event that, as a result of the proration provisions or otherwise, we purchase some but not all of the tendered Shares pursuant to the Offer. In the event the shareholder does not designate the order and fewer than all Shares are purchased due to proration, the Depositary will select the order of Shares purchased.

The method of delivery of all documents, including the Letter of Transmittal and any other required documents, including through DTC, is at the election and risk of the tendering shareholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

All deliveries in connection with the Offer, including a Letter of Transmittal and certificates for Shares, must be made to the Depositary and not to us, the Dealer Manager, the Information Agent or DTC. ANY DOCUMENTS DELIVERED TO US, THE DEALER MANAGER, THE INFORMATION AGENT OR DTC WILL NOT BE FORWARDED TO THE DEPOSITARY AND WILL NOT CONSTITUTE PROPER DELIVERY TO THE DEPOSITARY.

Book-Entry Delivery. For purposes of the Offer, the Depositary will establish an account with respect to the Shares for purposes of the Offer at DTC within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in DTC’s system may make book-entry delivery of the Shares by causing DTC to transfer Shares into the Depositary’s account in accordance with DTC’s procedures for transfer. Although delivery of Shares may be effected through a book-entry transfer into the Depositary’s account at DTC, either (i) a properly completed and duly executed Letter of Transmittal, with any required signature guarantees, or an Agent’s Message, and any other required documents must be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase before the Expiration Date, or (ii) the guaranteed delivery procedure described below must be followed. Delivery of the Letter of Transmittal and any other required documents to DTC does not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgement from the DTC participant tendering Shares that such DTC participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Cooper Standard may enforce such agreement against such DTC participant.

Guaranteed Delivery. If a shareholder desires to tender Shares pursuant to the Offer and such shareholder’s certificates for Shares are not immediately available or the procedure for book-entry transfer cannot be completed before the Expiration Date, or if time will not permit all required documents to reach the Depositary before the Expiration Date, the Shares still may be tendered, if all of the following conditions are satisfied:

(1) the tender is made by or through an Eligible Institution;

(2) a validly completed and duly executed Notice of Guaranteed Delivery in the form we have provided is received by the Depositary (and which must include a guarantee by an eligible institution) by mail, overnight courier or facsimile transmission on or before the Expiration Date; and

(3) the Depositary receives, at one of its addresses set forth on the back cover of this Offer to Purchase and within the period of three trading days after the date of execution of a Notice of Guaranteed Delivery, either: (i) the certificates representing the Shares being tendered, in the proper form for transfer, together with (1) a Letter of Transmittal relating thereto, which has been validly completed and duly executed and includes all signature guarantees required thereon and (2) all other required documents; or (ii) confirmation of book-entry transfer of the Shares into the Depositary’s account at the book-entry transfer facility, together with (1) either a Letter of Transmittal relating thereto, which has been validly completed and duly executed and includes all signature guarantees required thereon or an agent’s message, and (2) all other required documents.

Shareholders may contact the Information Agent, the Dealer Manager or their broker for assistance. The contact information for the Information Agent and the Dealer Manager is on the back cover page of this Offer to Purchase.

Stock Option Plans; Stock Awards. We are not offering, as part of the Offer, to purchase any outstanding options and tenders of options will not be accepted. Holders of vested but unexercised options may exercise such options in accordance with the terms of the applicable stock option plan and tender the Shares received upon such exercise in accordance with the instructions and procedures described in this Section 3 with respect to Shares generally. See “Proper Tender of Shares” above. Holders of vested but unexercised options should note that such an exercise could not be revoked even if all or a portion of the Shares received upon the exercise thereof and tendered in the Offer are not purchased by us for any reason. Holders of options to purchase Shares that will vest prior to the Expiration Date may request copies this Offer to Purchase, the Letter of Transmittal and related documents from the Information Agent.

If you are a holder of vested but unexercised options, you should evaluate this Offer to Purchase carefully to determine if participation would be advantageous to you, based on your stock option exercise prices, the date of your stock option grants, the years left to exercise your options and the provisions for prorated purchases described in Section 1. We strongly encourage you to discuss the Offer with your tax advisor, broker and/or financial advisor. Holders of stock awards may not tender Shares or Shares represented by such interests unless they are fully vested or will be by the Expiration Date.

Warrants. We are not offering, as part of the Offer, to purchase any outstanding warrants and tenders of warrants will not be accepted. Holders of warrants may exercise such warrants in accordance with the terms of the applicable warrant agreement and tender the Shares received upon such exercise in accordance with the instructions and procedures described in this Section 3 with respect to Shares generally. See “Proper Tender of Shares” above. Holders of warrants should note that such an exercise could not be revoked even if all or a portion of the Shares received upon the exercise and tendered in the Offer are not purchased by us for any reason. In such event, securities laws could restrict the subsequent disposition of such Shares for a period of time.

If you are a holder of warrants, you should evaluate this Offer to Purchase carefully to determine if participation would be advantageous to you, based on the exercise prices of your warrants, the date your warrants were issued, the years left to exercise your warrants, their restrictions on transfer and the provisions for prorated purchases described in Section 1. We strongly encourage you to discuss the Offer with your tax advisor, broker and/or financial advisor.

Convertible Preferred Shares. We are not offering, as part of the Offer, to purchase any outstanding convertible preferred shares and tenders of convertible preferred shares will not be accepted. Holders of preferred shares may convert such preferred shares in accordance with the terms of the applicable certificate of designations and tender the Shares received upon such conversion in accordance with the instructions and procedures described in this Section 3 with respect to Shares generally. See “Proper Tender of Shares” above. Holders of preferred shares should note that such a conversion could not be revoked even if all or a portion of the Shares received upon the conversion and tendered in the Offer are not purchased by us for any reason. In such event, securities laws could restrict the subsequent disposition of such Shares for a period of time.

If you are a holder of convertible preferred shares, you should evaluate this Offer to Purchase carefully to determine if participation would be advantageous to you, based on the conversion rate of your preferred shares, the date your preferred shares were issued and their restrictions on transfer and the provisions for prorated purchases described in Section 1. We strongly encourage you to discuss the Offer with your tax advisor, broker and/or financial advisor.

Return of Unpurchased Shares. If any tendered Shares are not purchased or are properly withdrawn, or if less than all Shares evidenced by a shareholder’s book-entry account are tendered, the Shares not purchased will be credited to the appropriate account maintained by the tendering shareholder at DTC, in each case without expense to the shareholder. In the case of Shares in certificate form, the Depositary will return certificates as promptly as practicable after the expiration or termination of the Offer or the proper withdrawal of the Shares as applicable.

United States Federal Income Tax Withholding and Backup Withholding. Under the United States federal income tax backup withholding rules, 28% of the gross proceeds payable to a tendering U.S. Holder (as defined in Section 13) or other payee pursuant to the Offer must be withheld and remitted to the United States Treasury, unless the U.S. Holder or other payee provides his or her correct taxpayer identification number (employer identification number or social security number) to the Depositary, certifies as to no loss of exemption from backup withholding and complies with applicable requirements of the backup withholding rules, or such U.S. Holder is otherwise exempt from backup withholding. Therefore, unless an exemption exists and is proven in a manner satisfactory to the Depositary, each tendering U.S. Holder should complete and sign the IRS Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding. Certain U.S. Holders (including, among others, all corporations) are not subject to these backup withholding requirements. In addition, in order for a Non-U.S. Holder (as defined in Section 13) to avoid backup withholding, the Non-U.S. Holder must submit a statement (generally, an IRS Form W-8BEN or W-8ECI), signed under penalties of perjury, attesting to that individual’s exempt status. Such statements can be obtained from the Depositary or from the IRS’s website. See “IRS Form W-9” in the Letter of Transmittal.

ANY TENDERING SHAREHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY AND SIGN THE IRS FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL (OR SUCH OTHER IRS FORM AS MAY BE APPLICABLE) MAY BE SUBJECT TO UNITED STATES FEDERAL INCOME TAX BACKUP WITHHOLDING OF 28% OF THE GROSS PROCEEDS PAID TO SUCH SHAREHOLDER OR OTHER PAYEE PURSUANT TO THE TENDER OFFER.

Even if a Non-U.S. Holder (as defined in Section 13) has provided the required certification to avoid backup withholding, gross proceeds payable pursuant to the Offer to the Non-U.S. Holder or his or her agent will be subject to withholding of United States federal income tax at a rate of 30%, unless a properly completed and executed IRS Form W-8BEN or IRS Form W-8ECI is provided to the Depository and other requirements are met. Such forms can be obtained from the Depositary or from the IRS’s website. See “IRS Form W-9” in the Letter of Transmittal. Backup withholding generally will not apply to amounts subject to the 30% or a treaty-reduced rate of withholding. Non-U.S. Holders should review Section 13 and consult their own tax advisors regarding the application of United States federal income tax withholding, including eligibility for a withholding tax reduction or exemption and the refund procedure.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of Shares to be accepted, the Purchase Price to be paid for Shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion, and our determination will be final and binding on all persons participating in the Offer, subject to such Offer participants disputing such determination in a court of competent jurisdiction. We reserve the absolute right prior to the Expiration Date to reject any or all tenders of any Shares that we determine are not in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right, subject to applicable law, to waive any of the conditions of the Offer prior to the Expiration Date with respect to all tendered Shares and our interpretation of the terms of the Offer will be final and binding on all persons participating in the Offer, subject to such Offer participants disputing such determination in a court of competent jurisdiction. We also reserve the absolute right to waive any defect or irregularity in any tender with respect to any particular Shares or any particular shareholder. No tender of Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering shareholder or waived by us. We will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of Shares. None of us, the Depositary, the Information Agent, the Dealer Manager or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any such person incur any liability for failure to give any notice. Our interpretations of the terms of and conditions to the Offer, including the Letter of Transmittal and the instructions thereto, will be final and binding on all persons participating in the Offer, subject to such Offer participants disputing such determination in a court of competent jurisdiction.

Tendering Shareholder’s Representation and Warranty; Acceptance by Cooper Standard Constitutes an Agreement. A tender of Shares pursuant to any of the procedures described above will constitute the tendering shareholder’s acceptance of the terms and conditions of the Offer, as well as the tendering shareholder’s representation and warranty to us that (i) the shareholder has a “net long position,” within the meaning of Rule 14e-4 promulgated by the SEC under the Exchange Act, in the Shares or equivalent securities at least equal to the Shares being tendered, and (ii) the tender of Shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender Shares for that person’s own account unless, at the time of tender and at the end of the proration period or period during which Shares are accepted by lot (including any extensions thereof), the person so tendering (i) has a net long position equal to or greater than the amount of (a) Shares tendered or (b) other securities convertible into or exchangeable or exercisable for the Shares tendered and will acquire the Shares for tender by conversion, exchange or exercise and (ii) will deliver or cause to be delivered the Shares in accordance with the terms of the Offer. Rule 14e–4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and us upon the terms and conditions of the Offer.

A tender of Shares made pursuant to any method of delivery set forth herein will also constitute a representation and warranty to us that the tendering shareholder has full power and authority to tender, sell, assign and transfer the Shares tendered, and that, when the same are accepted for purchase by us, we will acquire good, marketable and unencumbered title thereto, free and clear of all security interests, liens, restrictions, claims, encumbrances, conditional sales agreements and other obligations relating to the sale or transfer of the Shares, and the same will not be subject to any adverse claim or right. Any such tendering shareholder will, on request by the Depositary or us, execute and deliver any additional documents deemed by the Depositary or us to be necessary or desirable to complete the sale, assignment and transfer of the Shares tendered, all in accordance with the terms of the Offer.

A properly completed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to us, the Dealer Manager or the Information Agent. All authority conferred or agreed to be conferred by delivery of the Letter of Transmittal shall be binding on the successors, assigns, heirs, personal representatives, executors, administrators and other legal representatives of the tendering shareholder and shall not be affected by, and shall survive, the death or incapacity of such tendering shareholder.

Lost Certificates. If the share certificates which a registered holder wants to surrender have been lost, destroyed or stolen, the shareholder should follow the instructions set forth in the Letter of Transmittal. See Instruction 11 of the Letter of Transmittal.

WE WILL DECIDE, IN OUR REASONABLE DISCRETION, ALL QUESTIONS AS TO THE NUMBER OF SHARES TO BE ACCEPTED AND THE VALIDITY, FORM, ELIGIBILITY (INCLUDING TIME OF RECEIPT) AND ACCEPTANCE FOR PAYMENT OF ANY TENDER OF SHARES, AND EACH SUCH DECISION WILL BE FINAL AND BINDING ON ALL PERSONS PARTICIPATING IN THE OFFER, SUBJECT TO SUCH OFFER PARTICIPANTS DISPUTING SUCH DETERMINATION IN A COURT OF COMPETENT JURISDICTION.

CERTIFICATES FOR SHARES, TOGETHER WITH A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL, OR AN AGENT’S MESSAGE, AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO US, THE DEALER MANAGER OR THE INFORMATION AGENT. ANY SUCH DOCUMENTS DELIVERED TO US, THE DEALER MANAGER OR THE INFORMATION AGENT WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

4.	Withdrawal Rights.

Shares tendered pursuant to the Offer may be withdrawn at any time before the Expiration Date. In addition, unless we have already accepted your tendered Shares for payment, you may withdraw your tendered Shares at any time after 11:59 p.m., New York City time, on May 31, 2013. Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable.

If we extend the period of time during which the Offer is open, are delayed in accepting for payment or paying for Shares or are unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, on our behalf, retain all Shares tendered, and such Shares may not be withdrawn except as otherwise provided in this Section 4, subject to Rule 13e-4(f)(5) under the Exchange Act, which provides that the issuer making the Offer shall either pay the consideration offered, or return the tendered securities, promptly after the termination or withdrawal of the Offer.

For a withdrawal to be effective, a notice of withdrawal must be in writing, must be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares.

If Shares have been tendered pursuant to the procedure for book-entry transfer described in Section 3, the notice of withdrawal also must specify the name and the number of the account at DTC to be credited with the withdrawn Shares and must otherwise comply with DTC’s procedures.

All questions as to the form and validity, including the time of receipt, of any notice of withdrawal will be determined by us, in our sole discretion, which determination will be final and binding on all persons participating in the Offer, subject to such Offer participants disputing such determination in a court of competent jurisdiction. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of Shares by any shareholder. However, if we waive any defect or irregularity in any withdrawal with respect to any shareholder, we also waive such defect or irregularity with respect to all shareholders. None of us, the Depositary, the Dealer Manager, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any such person incur liability for failure to give any notice.

Withdrawals may not be rescinded, and any Shares properly withdrawn will be deemed not properly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered before the Expiration Date by again following one of the procedures described in Section 3.

5.	Purchase of Shares and Payment of Purchase Price.

Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Date, we will accept for payment and pay for (and thereby purchase) up to 4,651,162 Shares (or such greater number of Shares as we may elect to purchase, subject to applicable law) which are properly tendered and not properly withdrawn on or before the Expiration Date. For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the Odd Lot priority, proration and conditional tender provisions of the Offer, Shares that are properly tendered and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the Shares for payment in the Offer.

Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay the Purchase Price for all such Shares promptly after the Expiration Date. In all cases, payment for Shares tendered and accepted for payment in the Offer will be made promptly, subject to the possible delay in the event of proration, but only after timely receipt by the Depositary of certificates for Shares or book-entry confirmation of Shares into the Depositary’s account at DTC, a properly completed and duly executed Letter of Transmittal or an Agent’s Message, in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

We will pay for Shares purchased in the Offer by depositing the aggregate Purchase Price for the Shares with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to the tendering shareholders.

In the event of proration, we will determine the preliminary proration factor promptly after the Expiration Date. However, we do not expect to be able to announce the final results of any proration and commence payment for Shares purchased until approximately four business days after the Expiration Date. Unless a shareholder specified otherwise in the Letter of Transmittal, certificates for all Shares tendered and not purchased, including Shares not purchased due to proration or conditional tender, will be returned or, in the case of Shares tendered by book-entry transfer, will be credited to the account maintained with DTC by the participant who delivered the Shares, to the tendering shareholder at our expense promptly after the Expiration Date or termination of the Offer without expense to the tendering shareholders. Under no circumstances will we pay interest on the Purchase Price for any reason, including but not limited to, by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase Shares in the Offer. See Section 7.

We will pay all stock transfer taxes, if any, payable on the transfer to us of Shares purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered book-entry accounts are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted.

Any tendering shareholder or other payee who fails to complete fully, sign and return to the Depositary the IRS Form W-9 included with the Letter of Transmittal (and an IRS Form W-8BEN or other applicable form, if the tendering shareholder or other payee is a Non-U.S. Holder), may be subject to required United States federal income tax backup withholding of 28% of the gross proceeds paid to the shareholder or other payee pursuant to the Offer. See Section 3. Non-U.S. Holders should review Section 13 and consult their tax advisors regarding the application of United States federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

6.	Conditional Tender of Shares.

Under certain circumstances described in Section 1, if the Offer is over-subscribed, Shares will be subject to proration (subject to the exception for Odd Lot Holders). As discussed in Section 13, the number of Shares to be purchased from a particular shareholder may affect the tax treatment of the purchase to the shareholder and the shareholder’s decision whether to tender. Accordingly, a shareholder may tender Shares subject to the condition that a specified minimum number of the shareholder’s Shares tendered pursuant to a Letter of Transmittal or Notice of Guaranteed Delivery must be purchased if any of such shareholder’s Shares tendered are purchased. Any shareholder desiring to make a conditional tender must so indicate in the box captioned “Conditional Tender” in the Letter of Transmittal or, if applicable, the Notice of Guaranteed Delivery. Each shareholder is urged to consult with his or her own financial or tax advisor with respect to the advisability of making a conditional offer.

Any tendering shareholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of Shares that must be purchased from that shareholder if any are to be purchased. After the Expiration Date, if more than 4,651,162 Shares (or such greater number of Shares as we may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn, so that we must prorate our acceptance of and payment for tendered Shares, we will calculate a preliminary proration percentage based upon all Shares properly tendered, conditionally or unconditionally, and not properly withdrawn (including Shares of Odd Lot Holders). If the effect of this preliminary proration would be to reduce the number of Shares to be purchased from any shareholder tendered pursuant to a Letter of Transmittal below the minimum number specified, the Shares conditionally tendered will automatically be regarded as withdrawn (except as provided in the next paragraph). All Shares tendered by a shareholder subject to a conditional tender and that are withdrawn as a result of proration will be returned at our expense to the tendering shareholder promptly after the Expiration Date.

After giving effect to these withdrawals, we will accept the remaining Shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If conditional tenders that would otherwise be regarded as withdrawn would cause the total number of Shares to be purchased to fall below 4,651,162 (or such greater number as we may elect to purchase, subject to applicable law) then, to the extent feasible, we will select enough of the Shares conditionally tendered that would otherwise have been withdrawn to permit us to purchase such number of Shares. In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular taxpayer as a single lot, and will limit our purchase in each case to the designated minimum number of Shares to be purchased. To be eligible for purchase by random lot, shareholders whose Shares are conditionally tendered must have tendered all of their Shares.

7.	Conditions of the Offer.

Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for Shares tendered, subject to Rule 13e-4(f) under the Exchange Act, if at any time on or after the commencement of the Offer and before or on the Expiration Date any of the following events occur (or shall have been reasonably determined by us to have occurred):

•	a minimum number of 2,906,976 Shares has not been properly tendered and not properly withdrawn;

•

there has been threatened in writing, instituted, pending or taken any action, suit or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency or other tribunal that directly or indirectly:

•

challenges or seeks to challenge, makes illegal, or delays or otherwise directly or indirectly restrains, prohibits or otherwise affects the making of the Offer, the acquisition by us of some or all of the Shares pursuant to the Offer, or any other matter relating to the Offer, or seeks to obtain any material damages or otherwise relating to the transactions contemplated by the Offer;

•	seeks to make the purchase of, or payment of, some or all of the Shares pursuant to the Offer illegal or results in a delay in our ability to accept for payment or pay for some or all of the Shares;

•	materially impairs the contemplated benefits to us of the Offer;

•

seeks to impose limitations on our affiliates’ ability to acquire or hold or to exercise full rights of ownership, including, but not limited to, the right to vote their Shares on all matters validly presented to our shareholders; or

•

could reasonably be expected to materially and adversely affect our and our subsidiaries’ business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, results of operations or prospects, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of us or any of our subsidiaries;

•

any change in the general political, market, economic or financial conditions, domestically or internationally, that could reasonably be expected to materially and adversely affect our business or the trading in the Shares, including, but not limited to, the following:

•	any general suspension of trading in, or limitation on prices for, securities on any U.S. national securities exchange or in the over-the-counter market;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

•

the commencement or escalation, on or after April 4, 2013, of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States, or any material escalation, on or after April 4, 2013, of any war or armed hostilities which had commenced prior to April 4, 2013;

•

any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could materially affect, the extension of credit by banks or other lending institutions in the United States;

•

any decrease of more than 10% in the market price for the Shares on the OTCBB or in the general level of market prices for equity securities in the Dow Jones Industrial Average, New York Stock Exchange Index, NASDAQ Composite Index or the Standard & Poor’s 500 Composite Index measured from the close of trading on April 4, 2013, or any changes in the general political, market, economic or financial conditions in the United States or abroad that could have, in our reasonable judgment, a material adverse effect on the business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), income, operations, results of operations or prospects of us, our subsidiaries and our affiliates, taken as a whole, or on the trading in the Shares, or on the benefits of the Offer;

•

a material change in U.S. or any other currency exchange rates or a suspension of or limitation on the markets for such currencies that could have, in our reasonable judgment, a material adverse effect on our and our subsidiaries’ business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, results of operations or prospects, taken as a whole, or on the trading in the Shares, or on the benefits of the Offer; or

•	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof.

•

a tender or exchange offer for any or all of the Shares (other than the Offer), or any merger, acquisition, business combination or other similar transaction with or involving us or any of our subsidiaries, has been commenced, proposed or announced by any person or has been publicly disclosed or we have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, acquisition, business combination or other similar transaction, other than in the ordinary course of business;

•	we learn that:

•

any entity, “group” (for purposes of the conditions of the Offer, as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding Shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC before April 4, 2013);

•

any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC before April 4, 2013 has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the Offer), beneficial ownership of an additional 1% or more of our outstanding Shares;

•

any new group has been formed that beneficially owns more than 5% of our outstanding Shares (options for and other rights to acquire Shares that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause); or

•

any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any Shares, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our respective assets or securities;

•

any action has been taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) has been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries or affiliates by any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, which, in our reasonable judgment:

•	indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of Shares thereunder;

•	could reasonably be expected to prohibit, restrict or delay consummation of the Offer; or

•

otherwise could reasonably be expected to materially and adversely affect the business, properties, assets, liabilities, capitalization, shareholders’ equity, financial condition, operations, results of operations or prospects of us and our subsidiaries, taken as a whole; or

•

any change or changes have occurred in our or our subsidiaries’ business, properties, assets, liabilities, capitalization, shareholders’ equity, financial condition, operations, results of operations or prospects that, in our reasonable judgment, has a material adverse effect on us or our subsidiaries, taken as a whole, or on the trading in the Shares, or on the benefits of the Offer.

As used in this Offer to Purchase, the phrase “the benefits of the Offer” or similar words refer to the efficient deployment of capital in a transaction expected to be accretive to earnings per share without, in the Company’s reasonable judgment, creating a meaningful negative effect on the Company’s liquidity and ability to fund future operations as well as the other benefits described in Section 2. In addition, as used in this Offer to Purchase, the phrase “the contemplated future conduct of our business” or similar words refer to the continuation of the Company’s business in substantially the same manner as currently conducted with the preservation or improvement of relationships with important employees, consultants, customers, suppliers and others doing business with us; the preservation or improvement of our financial performance, cash flow, assets and capital resources; and the avoidance of any significant contingent or realized liabilities outside of those incurred in the ordinary course of our business substantially as currently conducted.

The foregoing addresses the only conditions under which we are not obligated to complete the Offer. The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances (other than any action or omission to act by us) giving rise to any condition, and may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion prior to the Expiration Date. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time prior to the Expiration Date and from time to time. However, once the Offer has expired, then all of the conditions to the Offer must have been satisfied or waived. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Expiration Date. Any determination by us concerning the events described above will be final and binding on all persons participating in the Offer, subject to such Offer participants disputing such determination in a court of competent jurisdiction. Our right to terminate or amend the Offer or to postpone the acceptance for payment of, or the purchase of and the payment for Shares tendered if any of the above listed events occur (or shall have been reasonably determined by us to have occurred) at any time on or prior to the Expiration Date shall not be affected by any subsequent event regardless of whether such subsequent event would have otherwise resulted in the event having been “cured” or ceasing to exist.

8.	Price Range of Shares; Dividends.

Our Shares are quoted on the OTCBB under the symbol “COSH.”

Price Range of Shares. The following table sets forth, for the period indicated, the high and low sales prices per share for our Shares as reported on the OTCBB.

Fiscal 2013 (Year ending December 31, 2013)

	High	Low
First Quarter	$41.64	$36.00

Fiscal 2012 (Year ended December 31, 2012)

	High	Low
First Quarter	$47.80	$34.63
Second Quarter	$42.92	$35.85
Third Quarter	$37.65	$34.10
Fourth Quarter	$38.50	$33.50

Fiscal 2011 (Year ended December 31, 2011)

	High	Low
First Quarter	$51.75	$44.50
Second Quarter	$50.00	$41.50
Third Quarter	$48.50	$39.50
Fourth Quarter	$41.30	$34.50

On March 18, 2013, the last full trading day before we announced our intention to make the Offer, the last reported sale price of the Shares on the OTCBB was $36.00 per Share. The Purchase Price represents a 14.5% premium to the year-to-date volume-weighted average price of $37.56 per Share as of March 18, 2013, the last trading day before we announced our intention to make this Offer. On April 4, 2013, the last full trading day before we commenced the Offer, the last reported sale price of the Shares on the OTCBB was $41.60. We urge shareholders to obtain a current market quotation for the Shares before deciding whether and at what price or prices to tender their Shares.

Dividends. Cooper Standard has never paid or declared a dividend on its Shares. The declaration of any prospective dividends is at the discretion of the Board of Directors and would be dependent upon sufficient earnings, capital requirements, financial position, general economic conditions, state law requirements, and other relevant factors. In addition, the terms of certain of our outstanding indebtedness and our preferred stock contain limits on our ability to pay dividends.

9.	Source and Amount of Funds.

If the Offer is fully subscribed, we will purchase approximately $200 million in value of Shares in the Offer. We expect to fund the Share purchases in the Offer, and to pay related fees and expenses through a combination of (i) the net proceeds of $175 million of indebtedness raised in our recently completed offering of New Notes and (ii) cash on hand.

Summary of the New Notes Offering. On April 3, 2013, we issued and sold $175 million in aggregate principal amount of Senior PIK Toggle Notes due 2018 (the “New Notes”). The New Notes were issued in a private placement which was exempt from registration under the Securities Act pursuant to an indenture dated as of April 3, 2013 by and between the Company and U.S. Bank National Association, as trustee. The New Notes were sold pursuant to a Purchase Agreement, dated March 19, 2013, by and among the Company, Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC and UBS Securities LLC.

The New Notes are senior unsecured obligations of the Company and are effectively subordinated to all secured indebtedness of the Company. The New Notes are not guaranteed by any of the Company’s subsidiaries.

Interest on the New Notes is generally payable entirely in cash (such interest, “Cash Interest”), but the Company may, under certain circumstances, pay all or part of the interest due on the New Notes in kind, through the issuance of additional New Notes or an increase in the principal amount of the outstanding New Notes (such interest, the “PIK Interest”). Interest on the New Notes will accrue at the rate of 7.375% per annum with respect to Cash Interest and 8.125% per annum with respect to any PIK Interest, payable semiannually in arrears. The New Notes contain covenants and events of default customary for an issuer of non-investment grade debt.

J.P. Morgan Securities LLC, the Dealer Manager for the Offer, along with Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and UBS Securities LLC acted as joint book-running managers for the New Notes offering. The joint book-running managers and their affiliates have, from time to time, performed, and may in the future perform, various financial advisory, commercial banking and investment banking services and other commercial dealings in the ordinary course of business for us, for which they received or will receive customary fees, commissions and expenses.

Risks Relating to Higher Leverage. We have incurred increased indebtedness in connection with making this Offer and, as a result, will be more leveraged. We expect to generate the cash necessary to pay our expenses and to pay the principal and interest on all of our outstanding debt from our cash flows provided by operating activities and by opportunistically using other means to repay or refinance our obligations as we determine appropriate. Our ability to pay our expenses and meet our debt service obligations depends on our future performance, which may be affected by financial, business, economic, demographic and other factors. If we do not have enough money to pay our debt service obligations, we may be required to refinance all or part of our existing debt, sell assets, borrow more money or raise equity. In such an event, we may not be able to refinance our debt, sell assets, borrow more money or raise equity on terms acceptable to us or at all. Also, our ability to carry out any of these activities on favorable terms, if at all, may be further impacted by any financial or credit crisis which may limit access to the credit markets and increase the cost of capital.

10.	Certain Information Concerning the Company.

General. We are a leading manufacturer of fluid handling, body sealing, and Anti-Vibration Systems components, systems, subsystems, and modules. Our products are primarily for use in passenger vehicles and light trucks that are manufactured by global automotive original equipment manufacturers and replacement markets. We conduct substantially all of our activities through our subsidiaries.

We are a Delaware corporation that was incorporated in 2004 and began operating on December 23, 2004. Our principal executive offices are located at 39550 Orchard Hill Place Drive, Novi, Michigan 48375, and our telephone number is (248) 596-5900. Additional information is available at our website at cooperstandard.com. Information on this website does not constitute part of this Offer to Purchase.

Where You Can Find More Information. We are subject to the informational filing requirements of the Exchange Act, and, accordingly, are obligated to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. We also have filed a Tender Offer Statement on Schedule TO (the “Schedule TO”) with the SEC that includes additional information relating to the Offer. You may access and read our SEC filings, including the complete Schedule TO, all of the exhibits to it, and the documents incorporated therein by reference through the SEC’s website at www.sec.gov. You may also read and copy any document we file at the SEC’s public reference rooms in Washington, D.C. at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms.

Incorporation by Reference. The rules of the SEC allow us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The following documents contain important information about us and we incorporate them by reference:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed on February 28, 2013;

•	Current Reports on Form 8-K filed on April 4, 2013, April 1, 2013, March 22, 2013 and February 25, 2013;

•	definitive proxy statement for our 2012 annual meeting of shareholders, filed on April 9, 2012; and

•

the description of our Shares under the heading “Description of Capital Stock” included in our Registration Statement on Form S-1 incorporated by reference in our Registration Statement on Form 8-A filed on March 21, 2011, under Section 12(g) of the Exchange Act.

You can obtain any of the documents incorporated by reference in this document from the SEC’s website at the address described above. You may also request a copy of these filings, at no cost, by writing or telephoning the Information Agent at its address and telephone number set forth below.

The Information Agent for the Offer is:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Banks and brokers call collect: (212) 269-5550

All others call toll free: (800) 659-6590

11.	Interests of Directors, Executive Officers and Affiliates; Recent Securities Transactions; Transactions and Arrangements Concerning the Shares.

Beneficial Ownership. As of March 31, 2013, we had 16,958,820 issued and outstanding Shares (and 1,078,967 Shares reserved for issuance upon exercise of all outstanding stock options and vesting of all outstanding restricted stock units). If the Offer is fully subscribed, the 4,651,162 Shares that the Company will purchase in the Offer represent approximately 27.4% of the Shares outstanding, or 21.0% of our outstanding Shares on a fully diluted basis, in each case, as of March 31, 2013.

Our directors, executive officers and affiliates are entitled to participate in the Offer on the same basis as all other stockholders. James S. McElya, the Chairman of our Board of Directors who retired as the Company’s Chief Executive Officer in October 2012 and will not be a nominee to stand for reelection to the Board of Directors at our 2013 annual meeting of stockholders, has advised us that, although no final decision has been made, he may tender in the Offer up to 100,000 Shares (which is up to approximately 19.1% of his Share holdings). Our other directors and our executive officers have advised us that they do not intend to tender Shares in the Offer. Oak Hill, which beneficially owns approximately 22.4% of our outstanding Shares as of March 18, 2013, has advised us that, although no final decision has been made, it may tender in the Offer between 1,000,000 and 1,400,000 Shares (which is between 24.0% and 33.6% of its beneficial holdings of Shares). Jeffrey Kirt, a member of our Board of Directors, is a partner of Oak Hill Advisors. Silver Point, which beneficially owns approximately 28.3% of our outstanding Shares as of March 18, 2013, has advised us that, although no final decision has been made, it does not intend to tender any Shares in the Offer. Pursuant to a nomination agreement with Silver Point (described below), Silver Point has the right to nominate a member of our Board of Directors. The equity ownership of our directors, executive officers and affiliates who do not tender their Shares in the Offer will proportionately increase as a percentage of our issued and outstanding Shares following the consummation of the Offer. If we purchase all 4,651,162 Shares in the Offer and Oak Hill tenders 1,000,000 Shares (the minimum amount it has indicated it is considering tendering), following the consummation of the Offer, Oak Hill would beneficially own approximately 22.7% of our outstanding Shares. Similarly, if we purchase all 4,651,162 Shares in the Offer and Silver Point does not tender any Shares (since it has indicated it does not intend to participate), following the consummation of the Offer, Silver Point would beneficially own approximately 37.6% of our outstanding Shares.

The following table provides information with respect to the beneficial ownership of our Shares by (i) all persons known by us to own beneficially more than 5% of our Shares, (ii) each of our directors, (iii) each of our executive officers and (iv) all directors and executive officers as a group. We based the share amounts on each person’s beneficial ownership of our Shares as of March 18, 2013.

Except as otherwise noted in the footnotes below, to our knowledge each person or entity identified below has sole voting and investment power with respect to such securities.

Name of Beneficial Owner	Amount of Beneficial Ownership of Shares	Percent of Class (1)
Silver Point Capital L.P.(2)	5,258,557	28.3
Oak Hill Advisors, L.P.(3)	4,161,457	22.4
Capital World Investors(4)	2,819,703	15.9
Apollo Management Holdings GP, LLC(5)	1,198,367	7.1
The TCW Group, Inc.(6)	1,035,876	6.0
Allen J. Campbell(7)	110,191	*
Jeffrey S. Edwards	—	—
D. William Pumphrey, Jr.(8)	28,971	*
Keith D. Stephenson(9)	110,354	*
Michael C. Verwilst(10)	19,734	*
Orlando A. Bustos	19,706	*
Larry J. Jutte	11,706	*
Jeffrey E. Kirt(3)	—	—
David J. Mastrocola	11,706	*
James S. McElya(11)	523,370	3.1
Stephen A. Van Oss	11,706	*
Kenneth L. Way	11,706	*
Directors and executive officers as a group (17 persons)	931,490	5.4

*	Less than 1% of issued and outstanding Shares.
(1)	Beneficial ownership percentages are calculated in the manner prescribed by Rule 13d-3 under the Exchange Act. Under the terms of Rule 13d-3, Shares that may be acquired within 60 days are deemed to be beneficially owned. Percentage ownership of the common stock under the terms of Rule 13d-3 is based on the assumption that the person or entity whose ownership is being reported has converted all instruments held by such person or entity convertible into common stock within 60 days, but that no other holder of such convertible instruments has done so. Therefore, the percentage ownership set forth in this column assumes that the person or entity whose ownership is reported has converted all of that person or entity’s shares of our 7% convertible preferred stock into Shares and exercised all options or warrants to purchase our common stock, but that no other person or entity has done so.
(2)	Based solely on the Schedule 13G/A filed on February 14, 2013 and the Form 4 filed on March 7, 2013. The amount shown includes 1,675,099 Shares issuable upon conversion of our preferred stock and exercise of warrants to purchase our common stock. As of March 18, 2013: Silver Point Capital, L.P. had sole voting and dispositive power with respect to 5,158,557 Shares; Edward A. Mulé, co-founder and partner of Silver Point Capital, L.P., had sole voting and dispositive power with respect to 100,000 Shares and shared voting and dispositive power with respect to 5,158,557 Shares; and Robert J. O’Shea, manager of Silver Point Capital, L.P., had shared voting and dispositive power with respect to 5,158,557 Shares. The address for Silver Point Capital, L.P. is Two Greenwich Plaza, 1st Floor, Greenwich, CT 06830.
(3)

Based solely on a Schedule 13G/A filed on February 14, 2013. Includes, as of December 31, 2012: (i) 105,630 Shares held by Oak Hill Credit Opportunities Master Fund, Ltd. (“OHCOF”); (ii) 56,133 shares of preferred stock held by OHCOF; (iii) 99,604 warrants held by OHCOF; (iv) 729,328 Shares held by Oak Hill Credit Alpha Master Fund, L.P. and related accounts (“Alpha”); (v) 87,445 shares of preferred stock held by Alpha; (vi) 168,196 warrants held by Alpha; (vii) 1,266,750 Shares held by OHA Strategic Credit Master Fund, L.P. (“SCF”); (viii) 67,249 shares of preferred stock held by SCF; (ix) 149,701 warrants held by SCF; (x) 282,795 Shares held by OHA Strategic Credit Master Fund II, L.P. (“SCF II”); (xi) 33,951 shares of preferred stock held by SCF II; (xii) 29,834 warrants held by SCF II; (xiii) 164,362 Shares held by separately managed accounts (“Separate Accounts”); (xiv) 19,440 shares of preferred stock held by Separate Accounts; and (xv) 31,761 warrants held by Separate Accounts. Oak Hill Advisors, L.P. (“OHA”) is the investment advisor to Separate Accounts, OHCOF, Alpha, SCF and SCF II, and certain of its affiliates and principals, either directly or indirectly, exercise voting and dispositive power over the securities owned by them. OHA and its affiliates and principals disclaim beneficial ownership of such securities, except to the extent of their direct pecuniary interest therein. Mr. Kirt is a partner of Oak Hill Advisors, L.P. and may be deemed to have beneficial ownership of the foregoing securities. Mr. Kirt disclaims beneficial ownership of the foregoing securities except to the extent of his pecuniary interest in such securities. The address for Oak Hill Advisors, L.P. is 1114 Avenue of the Americas, 27th Floor, New York, NY 10036.
(4)	Based solely on a Schedule 13G/A filed by Capital World Investors on February 13, 2013. As of December 31, 2012, Capital World Investors had sole voting and investment power with respect to 2,819,703 Shares, including 248,444 Shares issuable upon exercise of warrants and 534,667 Shares issuable upon conversion of preferred stock, as a result of Capital Research and Management Company acting as an investment advisor registered under the Investment Advisers Act of 1940. The address for Capital World Investors is 333 South Hope Street, Los Angeles, CA 90071.
(5)

Based solely on a Schedule 13G/A filed on February 14, 2013 by (i) Apollo Value Investment Master Fund, L.P. (“Value Master Fund”), (ii) Apollo Value Advisors, L.P. (“Value Advisors”), (iii) Apollo Value Capital Management, LLC (“Value Capital Management”), (iv) Apollo Value Management, L.P. (“Value Management”), (v) Apollo Value Management GP, LLC (“Value Management GP”), (vi) Apollo Strategic Value Master Fund, L.P. (“SVF Master Fund”), (vii) Apollo SVF Advisors, L.P. (“SVF Advisors”), (viii) Apollo SVF Capital Management, LLC (“SVF Capital Management”), (ix) Apollo Special Opportunities Managed Account, L.P. (“SOMA Fund”), (x) Apollo SOMA Advisors, L.P. (“SOMA Advisors”), (xi) Apollo SOMA Capital Management, LLC (“SOMA Capital Management”), (xii) Apollo SVF Management, L.P. (“SVF Management”), (xiii) Apollo SVF Management GP, LLC (“SVF Management GP”), (xiv) Apollo Capital Management, L.P. (“Capital Management”), (xv) Apollo Capital Management GP, LLC (“Capital Management GP”), (xvi) Apollo Principal Holdings II, L.P. (“Principal II”), (xvii) Apollo Principal Holdings II GP, LLC (“Principal GP”), (xviii) Apollo Management Holdings, L.P. (“Holdings”), and (xix) Apollo Management Holdings GP, LLC (“Holdings GP”). As of December 31, 2012: (a) Value Master Fund was the record owner of 258,978 Shares; (b) SVF Master Fund was the record owner of 233,301 Shares; and (c) SOMA Fund was the record owner of 629,923 Shares. Value Master Fund, Value Advisors, Value Capital Management, Value Management and Value Management GP each have shared voting and dispositive power with respect to 258,978 Shares. SVF Master Fund, SVF Advisors and SVF Capital Management each have shared voting and dispositive power with respect to 233,301 Shares. SOMA Fund, SOMA Advisors and SOMA Capital Management each have shared voting and dispositive power with respect to 629,923 Shares. SVF Management and SVF Management GP each have shared voting and dispositive power with respect to 939,389 Shares. Capital Management, Capital Management GP, Holdings and Holdings GP each have shared voting and dispositive power with respect to 1,198,367 Shares. Principal II and Principal GP each have shared voting and dispositive power with respect to 1,122,202 Shares. Value Advisors serves as the managing general partner of Value Master Fund and Value Capital Management serves as the general partner of Value Advisors. Value Management serves as the manager of Value Master Fund and Value Management GP serves as the general partner of Value Management. SVF Advisors serves as the managing general partner of SVF Master Fund and SVF Capital Management serves as the general partner of SVF Advisors. SVF Management serves as the manager of SVF Master Fund and SOMA Fund, and SVF Management GP serves as the general partner of SVF Management. SOMA Advisors serves as the general partner of SOMA Fund and SOMA Capital Management serves as the general partner of SOMA Advisors. Capital Management serves as the sole member and manager of Value Management GP and SVF Management GP, and Capital Management GP serves as the general partner of Capital Management. Principal II serves as the sole member and manager of Value Capital Management, SVF Capital Management and SOMA Capital Management, and Principal GP serves as the general partner of Principal II. Holdings serves as the sole member-manager of Capital Management GP, and Holdings GP serves as the general partner of Holdings. The number of Shares reported as beneficially owned also includes 76,165 Shares held of record by Permal Apollo Value Investment Fund Ltd. (“Permal Fund”), which entered into an Investment Advisory Agreement with SVF Management in December 2009, whereby SVF Management is given the authority to make investment decisions on behalf of, and vote securities held by, Permal Fund. The principal office of Value Master Fund, Value Advisors, Value Capital Management, SVF Master Fund, SVF Advisors, SVF Capital Management,

SOMA Fund, SOMA Advisors, SOMA Capital Management, Principal II and Principal GP is One Manhattanville Road, Suite 201, Purchase, New York 10577. The principal office of each of Value Management, Value Management GP, SVF Management, SVF Management GP, Capital Management, Capital Management GP, Holdings and Holdings GP is 9 W. 57th Street, 43rd Floor, New York, New York 10019.
(6)	Based solely on a Schedule 13G/A filed on February 14, 2013 by The TCW Group, Inc., on behalf of itself and its direct and indirect subsidiaries (the “TCW Business Unit”) and Crescent Capital Group, L.P. The amount shown includes 293,956 Shares issuable upon conversion of our preferred stock and exercise of warrants to purchase our common stock. As of December 31, 2012, The TCW Group, Inc. had shared voting and sole investment power with respect to 1,035,876 Shares, as a result of TCW Asset Management Company acting as an investment advisor registered under the Investment Advisers Act of 1940. The address for The TCW Business Unit is 865 South Figueroa Street, Los Angeles, CA 90017. The address for Crescent Capital Group, L.P. is 111100 Santa Monica Blvd. Suite 2000, Los Angeles, CA 90025.
(7)	Includes 7,566 Shares issuable upon exercise of warrants, 2,850 shares of restricted preferred stock that are convertible into 12,229 Shares and 46,500 Shares underlying stock options.
(8)	Includes 8,333 Shares underlying stock options.
(9)	Includes 7,566 Shares issuable upon exercise of warrants, 2,607 shares of restricted preferred stock that are convertible into 11,186 Shares and 46,500 Shares underlying stock options.
(10)	Mr. Verwilst’s employment with the Company terminated on February 8, 2013 and he is no longer subject to the general reporting requirements of Section 16(a) of the Exchange Act with respect to his beneficial ownership of our common stock. Mr. Verwilst’s beneficial ownership information as reported is therefore presented as of February 8, 2013.
(11)	Includes 54,075 Shares issuable upon exercise of warrants, 21,757 shares of restricted preferred stock that are convertible into 93,355 Shares.

Recent Securities Transactions. Based on the Company’s records and information provided to the Company by its directors, executive officers, associates and subsidiaries, neither the Company, nor, to the best of the Company’s knowledge, any directors or executive officers of the Company or any associates or subsidiaries of the Company, has effected any transactions in the Shares during the 60 day period before the date hereof.

Transactions and Arrangements Concerning the Shares.

Equity Commitment Agreement. In connection with the plan of reorganization pursuant to which the we emerged from bankruptcy on May 27, 2010, we entered into an equity commitment agreement on March 19, 2010 with certain funds and/or accounts managed by Silver Point, Barclays Bank PLC, Oak Hill, Lord, Abbett & Co. LLC, Capital Research and Management Company, TCW Asset Management Company and TD Asset Management Inc. (collectively, the “Backstop Parties”), all of which were holders of our prepetition senior notes and prepetition senior subordinated notes. Under the commitment agreement, the Backstop Parties committed to purchase 11.75% of our common stock and $100 million of our 7% preferred stock (convertible into 19.7% of our common stock), upon our emergence from bankruptcy (in each case, assuming conversion of the 7% preferred stock). The Backstop Parties also agreed to fully backstop any unsubscribed portion of the equity rights offering we conducted as part of our plan of reorganization. In aggregate, the commitment agreement provided us with commitment to purchase $355 million of our Shares and 7% preferred stock in connection with our emergence from bankruptcy. The commitment agreement also provided for the Backstop Parties to receive warrants to purchase 7% of our Shares upon emergence (assuming conversion of the 7% preferred stock). On account of their commitment to backstop the rights offering and certain other agreements to support our plan of reorganization, we paid the Backstop Parties an aggregate commitment premium equal to $12.4 million, plus reimbursement for certain transaction expenses.

Equity Registration Rights Agreement. In connection with the equity commitment agreement, on the date of our emergence from bankruptcy, we entered into a registration rights agreement, or the equity registration rights agreement, with the Backstop Parties and certain other holders of registrable securities. Registrable securities will consist of any Shares and 7% preferred stock, any warrants issued pursuant to our plan of reorganization and any Shares issuable upon conversion of 7% preferred stock or upon exercise of warrants that are beneficially owned by the Backstop Parties and such other holders. Registrable securities will cease to be registrable securities under certain circumstances and upon the happening of certain events, such as upon their sale under a registration statement or pursuant to Rule 144.

The equity registration rights agreement gives the Backstop Parties and such other holders certain registration rights, including demand registration, shelf registration and piggyback registration rights. Any Backstop Party or such other holder that owned at least 5% of our outstanding Shares (on a fully diluted basis) as of the date of our emergence from bankruptcy and continues to own 5% of our outstanding Shares (on a fully diluted basis), each of which is referred to herein as a demand holder, has certain rights to demand the registration of its registrable securities on a registration statement, which may be a shelf registration, filed with the SEC on an underwritten or non-underwritten basis. Prior to an initial underwritten public offering by the Company, demand holders holding at least 35% of the outstanding registrable securities or any Backstop Party that owns at least 7.5% of our outstanding Shares (on a fully diluted basis) may make an initial demand registration, so long as the total offering price of the Shares to be sold in the offering exceeds $75 million in the aggregate. After an initial underwritten public offering by the Company, any demand holder may make a demand registration so long as the total offering price of the Shares to be sold in the offering exceeds, in the case of a registration on Form S-1, $50 million in the aggregate or, in the case of a registration on Form S-3, $20 million in the aggregate. We will not be required to effect more than two demand registrations in any 12-month period. In addition, we will not be required to effect a demand registration if within the 12-month period preceding the date of a request for a demand registration we have effected one demand registration and another registration statement has been declared effective within the 12-month period preceding such demand request and at least $20 million of the then outstanding registrable securities were entitled to be included in such registration. We will also not be required to effect a demand registration during certain suspension periods as set forth in the equity registration rights agreement. We are not required to conduct more than 12 underwritten demand registrations in total or more than eight demand registrations for the Backstop Parties on a Form S-1. In addition to the above demand rights, demand holders may request us to file a shelf registration for the continuous offering of the registrable securities, and whenever we propose to file a registration statement and registrable securities may be included in such registration, the holders of registrable securities may exercise piggyback registration rights.

The equity registration rights agreement also provides, subject to certain exceptions, that any holder party to the agreement that holds 5% or more of our outstanding Shares (on a fully diluted basis) will be restricted from effecting any public sale or distribution of any of our equity securities, or any securities convertible into exchangeable or exercisable for our equity securities, held by such holder for the seven days prior to and the 180-day period following the pricing date of our underwritten initial public offering and the seven days prior to and the 90-day period following the date of pricing any other underwritten offering by us.

Nomination Agreements. The Company is party to separate director nomination agreements with (i) Silver Point, (ii) Oak Hill, and (iii) Capital Research and Management Company, as investment advisor to certain funds it manages, TCW Shared Opportunity Fund IV, L.P., TCW Shared Opportunity Fund IVB, L.P., TCW Shared Opportunity Fund V, L.P., TD High Yield Income Fund, and Lord, Abbett & Co., LLC, as investment manager on behalf of multiple clients, such entities together referred to herein as the Designating Parties. Each of the nomination agreements will continue to be in effect until the earlier of (i) termination of such agreement at the election of the applicable nominating parties, (ii) immediately prior to our annual meeting of stockholders held during the calendar year 2013, and (iii) the applicable nominating parties together with their respective “affiliates” (as defined in the nomination agreements) no longer “beneficially own” (as defined in the nomination agreements) in the aggregate 7.5% or more of the issued and outstanding common stock of the Company (assuming the conversion of all outstanding shares of 7% preferred stock).

Pursuant to the nomination agreements with Silver Point and Oak Hill, Silver Point has the right to nominate one member of our Board of Directors and Oak Hill has the right to nominate one member of our Board of Directors. In addition, each of Silver Point and Oak Hill have the right to appoint one observer to our Board of

Directors in addition to the member of our Board of Directors nominated by each of them. Pursuant to these rights, Silver Point has nominated Orlando Bustos to the Board of Directors and Oak Hill has nominated Jeffrey Kirt to the Board of Directors.

Warrant Agreement. As part of our emergence from bankruptcy, we entered into a warrant agreement (the “Warrant Agreement”), dated as of May 27, 2010, with Computershare Inc. and Computershare Trust Company, N.A., collectively as warrant agent. As of May 27, 2010, the Company issued warrants to purchase, subject to the terms of the Warrant Agreement, up to an aggregate of 2,419,753 million Shares (of which warrants to purchase 725,926 Shares were issued to holders of prepetition senior subordinated note claims and warrants to purchase 1,693,827 Shares were issued to the Backstop Parties), subject to adjustment in accordance with the Warrant Agreement. Each warrant entitles its holder to purchase one Share at an initial exercise price of $27.33 per Share, as may be adjusted from time to time in accordance with the Warrant Agreement, including in the case of, among others, dividends or distributions of the Shares, subdivisions, combinations or reclassifications of the outstanding Shares, certain other issuances of Shares or convertible securities, tender or exchange offers, rights plans, certain distributions of indebtedness, shares of capital stock or other securities, cash or other property. Holders of the warrants may exercise the warrants at any time prior to the expiration date which is 7 1/2 years from May 27, 2010. A holder may exercise warrants by paying the applicable exercise price in cash or on a cashless basis. The Company may consolidate, merge, lease or otherwise transfer all or substantially all of its assets to any person so long as the Company is the surviving corporation, or, if it is not the surviving corporation, the successor entity assumes all of the Company’s obligations under the Warrant Agreement. In the event of a consolidation, merger, lease or other transfer of all or substantially all of the Company’s assets, recapitalization, reclassification, statutory share exchange or other similar transaction, the warrants will be exercisable following the transaction for the kind and amount of consideration that the holders of the warrants would have received had the warrants been exercised immediately prior to the transaction. The completion of the Offer may require anti-dilution adjustments pursuant to the terms of the Warrant Agreement.

Employment Agreements and Change of Control Arrangements. The Company maintains employment agreements and a severance plan for certain of our executive officers. We also sponsor or have sponsored deferred compensation plans for certain of our existing and former employees, including certain existing and former executive officers. Our funding obligations may be accelerated upon the occurrence of certain events defined under the employment agreements or the plans. Such events could have a material adverse effect on our liquidity, financial position or results of operations.

Director Compensation. Members of the Board of Directors who are not employees of the Company are compensated with an outside director fee in the amount of $75,000 per year and, if they served as chair of a committee of the Board of Directors, an additional fee of $10,000 per year. Our directors who are not employees of the Company are also eligible to receive equity grants under the Company’s incentive plans. The Company’s lead director receives an additional fee of $15,000 per year, less any amount the lead director may receive in fees as chair of a committee of the Board.

Executive Savings and Retirement Plans. The Named Executive Officers participate in our qualified defined benefit retirement plan, our 401(k) savings plan and our nonqualified retirement plans. Benefits under these plans provide executives with an income source during their retirement years, and reward executives for long service to the Company.

Stock Based Plans. In early 2011, the Compensation Committee recommended, and the Company’s Board of Directors approved, adoption of the 2011 Omnibus Incentive Plan (the “Omnibus Plan”). The Omnibus Plan replaced the 2010 Management Incentive Plan pursuant to which certain executives of the Company were granted equity awards upon emergence from the Chapter 11 proceedings. The Omnibus Plan provides for the grant of stock options, stock appreciation rights, Shares, restricted stock, restricted stock units, restricted preferred stock, incentive awards and certain other types of awards to key employees and directors of the Company and its affiliates.

Other Share Repurchases. On December 7, 2011 our Board of Directors authorized a program to repurchase 45,000 preferred shares of the Company’s 7% cumulative participating convertible preferred stock from Barclays Bank PLC for a purchase price up to $7.5 million. As of December 31, 2011 we had repurchased 45,000 shares of the Company’s 7% cumulative participating convertible preferred stock representing $7,470,000 in aggregate value.

On December 15, 2011 our Board of Directors authorized a program to repurchase 30,440 preferred shares of the Company’s 7% cumulative participating convertible preferred stock from 1798 Fundamental Strategies Master Fund Ltd., 1798 US Special Situations Master Fund or entities affiliated with them, or their successors in interest or transferees for a purchase price up to $5 million. As of January 31, 2012 we had repurchased 30,440 shares of the Company’s 7% cumulative participating convertible preferred stock representing $4,870,400 in aggregate value.

On January 23, 2012 our Board of Directors authorized a program to repurchase up to $25 million of the Company’s outstanding Shares, 7% cumulative participating convertible preferred stock or warrants to purchase Shares. The Board of Directors’ authorization terminated on December 31, 2012. Cumulatively, as of December 31, 2012 we had repurchased approximately 683,819 Shares representing $24,998,551 in aggregate value, pursuant to the program.

On November 9, 2012, our Board of Directors authorized a program to repurchase up to $25 million of the Company’s outstanding Shares, 7% cumulative participating convertible preferred stock or warrants to purchase Shares. The Board of Directors’ authorization terminated on February 14, 2013. Cumulatively, as of February 14, 2013, we had repurchased approximately 637,080 Shares, at an average price of $36.10 per Share, 12,226 shares of 7% cumulative participating convertible preferred stock, and zero warrants, together representing $24,968,076 in aggregate value, pursuant to the program.

From time to time our Board of Directors may authorize programs to repurchase securities of the Company. As of the date of this Offer to Purchase, the Company does not have any specific plans or proposals nor is it engaged in any negotiations regarding any program to repurchase the Company’s securities.

General. Except as otherwise described herein, neither Cooper Standard nor, to the best of the Company’s knowledge, any of its affiliates, directors or executive officers, is a party to any agreement, arrangement or understanding with any other person relating, directly or indirectly, to the Offer or with respect to any securities of the Company, including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of the securities of the Company, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies, consents or authorizations.

12.	Certain Legal Matters; Regulatory Approvals.

Except as described above, we are not aware of any license or regulatory permit that appears material to our business that might be adversely affected by the acquisition of Shares as contemplated by the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for the acquisition of Shares by us as contemplated by the Offer. Should any approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether it will be required to delay the acceptance for payment of or payment for Shares tendered under the Offer pending the outcome of any such matter. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions. See Section 7.

13.	United States Federal Income Tax Consequences.

The following describes certain United States federal income tax consequences relevant to the Offer for U.S. Holders and Non-U.S. Holders (as defined below). This discussion is based upon the Internal Revenue Code of

1986, as amended (the “Code”), existing and proposed Treasury Regulations, administrative pronouncements and judicial decisions, changes to which could materially affect the tax consequences described herein and could be made on a retroactive basis.

This discussion deals only with Shares held as capital assets and does not deal with all tax consequences that may be relevant to all categories of holders (including, without limitation, dealers in securities or commodities, traders in securities that elect to mark their holdings to market, financial institutions, regulated investment companies, real estate investment trusts, U.S. expatriates, holders whose functional currency is not the United States dollar, insurance companies, tax-exempt organizations, partnerships or other pass through entities and investors therein or persons who hold Shares as part of a hedging, conversion or constructive sale transaction or as a position in a straddle). In particular, different rules may apply to Shares acquired as compensation (including Shares acquired upon the exercise of options or the vesting of restricted share units). This discussion does not address the consequences of the alternative minimum tax, Medicare contribution tax, or any state, local or foreign tax consequences of participating in the Offer. Holders of Shares should consult their tax advisors as to the particular consequences to them of participation in the Offer.

As used herein, a “U.S. Holder” means a beneficial owner of Shares that is for United States federal income tax purposes: (a) an individual who is a citizen or resident of the United States, (b) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia, or (c) an estate the income of which is subject to United States federal income taxation regardless of its source, or (d) a trust if it (x) is subject to the primary supervision of a court within the United States. and one or more United States persons have the authority to control all substantial decisions of the trust or (y) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

As used herein, a “Non-U.S. Holder” means a beneficial owner of Shares that is neither a U.S. Holder nor a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes).

If a partnership holds Shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Holders that are partners of a partnership holding Shares should consult their own tax advisors.

Non-Participation in the Offer. Shareholders who do not participate in the Offer will not incur any tax liability as a result of the consummation of the Offer.

U.S. Holders. An exchange of Shares for cash pursuant to the Offer will be a taxable transaction for United States federal income tax purposes. A U.S. Holder who participates in the Offer will be treated, depending on such U.S. Holder’s particular circumstances, either as recognizing gain or loss from the disposition of the Shares or as receiving a dividend distribution from us.

Section 302 Tests. Under Section 302 of the Code, a U.S. Holder will recognize gain or loss on an exchange of Shares for cash if the exchange (a) results in a “complete termination” of all such U.S. Holder’s equity interest in us, (b) results in a “substantially disproportionate” redemption with respect to such U.S. Holder, or (c) is “not essentially equivalent to a dividend” with respect to the U.S. Holder (together, as described below, the “Section 302 Tests”). In applying the Section 302 Tests, a U.S. Holder must take account of stock that such U.S. Holder constructively owns under attribution rules set forth in Section 318 of the Code, pursuant to which the U.S. Holder will be treated as owning our Shares owned by certain family members (except that in the case of a “complete termination” a U.S. Holder may waive, under certain circumstances, attribution from family members) and related entities and our stock that the U.S. Holder has the right to acquire by exercise of an option. An exchange of Shares for cash pursuant to the Offer will be a “complete termination” of a U.S. Holder’s equity interest in us if the U.S. Holder owns none of our Shares either actually or constructively (taking into account any effective waivers of attribution from family members) immediately after the exchange. An exchange of Shares for cash will be a substantially disproportionate redemption with respect to a U.S. Holder if (i) the percentage of the then outstanding Shares owned by such U.S. Holder in us immediately after the exchange is less than 80% of the percentage of the Shares owned by such U.S. Holder in us immediately before the exchange, and (ii) the percentage of the then outstanding voting stock owned by such U.S. Holder in us immediately after the exchange is less than 80% of the percentage of the voting stock owned by such U.S. Holder in us immediately before the exchange. If an exchange of Shares for cash fails to satisfy either the “complete termination” or “substantially disproportionate” test, the U.S. Holder nonetheless may satisfy the “not essentially equivalent to a dividend” test. An exchange of Shares for cash will satisfy the “not essentially equivalent to a dividend” test if it results in a “meaningful reduction” of the U.S. Holder’s equity interest in us. An exchange of Shares for cash that results in a reduction of the proportionate equity interest in us of a U.S. Holder whose relative equity interest in us is minimal (an interest of less than one percent should satisfy this requirement) and who does not exercise any control over or participate in the management of our corporate affairs should be treated as “not essentially equivalent to a dividend.” U.S. Holders should consult their tax advisors regarding the application of the rules of Section 302 in their particular circumstances.

Sale or Exchange Treatment. If a U.S. Holder is treated as recognizing gain or loss from the disposition of the Shares for cash, such gain or loss will be equal to the difference between the amount of cash received and such U.S. Holder’s adjusted basis in the Shares exchanged therefor. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the Shares exceeds one year as of the date of the exchange. Long-term capital gain recognized by a non-corporate U.S. Holder generally will be subject to U.S. federal income tax at a reduced rate. The deductibility of capital loss is subject to limitations.

Distribution Treatment. If a U.S. Holder is not treated under the Section 302 Tests as recognizing gain or loss on an exchange of Shares for cash, the entire amount of cash received by such U.S. Holder pursuant to the exchange will be treated as a dividend to the extent of the portion of our current and accumulated earnings and profits allocable to such Shares. Provided certain holding period requirements are satisfied, non-corporate U.S. Holders generally will be subject to United States federal income tax at a reduced rate on amounts treated as dividends, i.e., the entire amount of cash received without reduction for the tax basis of the Shares exchanged. To the extent that cash received in exchange for Shares is treated as a dividend to a corporate U.S. Holder, (a) it will be eligible for a dividends-received deduction (subject to applicable limitations) and (b) it will be subject to the “extraordinary dividend” provisions of the Code. U.S. Holders should consult their tax advisors concerning the rules discussed in this paragraph in light of their particular circumstances.

To the extent that amounts received pursuant to the Offer exceed a U.S. Holder’s allocable share of our current and accumulated earnings and profits, the distribution will first be treated as a non-taxable return of capital, causing a reduction in the adjusted basis of such U.S. Holder’s Shares, and any amounts in excess of the U.S. Holder’s adjusted basis will constitute capital gain. Any remaining adjusted basis in the Shares tendered will be transferred to any remaining Shares held by such U.S. Holder.

We cannot predict whether or the extent to which the Offer will be over-subscribed. If the Offer is over-subscribed, proration of tenders pursuant to the Offer will cause us to accept fewer Shares than are tendered. In addition, depending on the total number of Shares purchased pursuant to the Offer, it is possible that a tendering U.S. Holder’s percentage interest in us (including any interest attributable to Shares constructively owned by the U.S. Holder as a result of the ownership of options) could increase even though the total number of Shares held by such U.S. Holder decreases. Therefore, a U.S. Holder can be given no assurance that a sufficient number of such U.S. Holder’s Shares will be purchased pursuant to the Offer to ensure that such purchase will be treated as a sale or exchange, rather than as a dividend, for United States federal income tax purposes pursuant to the rules discussed above.

Non-U.S. Holders. If a Non-U.S. Holder recognizes gain from the disposition of the Shares for cash under any of the Section 302 Tests (as described above in “—U.S. Holders—Sale or Exchange Treatment”), any such gain will not be subject to United States federal income tax unless (i) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States, (ii) the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the sale, or (iii) the Non-U.S. Holder owns (or is deemed to own under attribution rules set forth in the Code), or has owned (or has been deemed to own under attribution rules set forth in the Code) at any time during the shorter of the five-year period ending on the date the Shares are accepted for tender or the Non-U.S. Holder’s holding period, more than 5% of our common stock, and we were or are a “United States real property holding corporation” at any time during such period.

Any gain realized by a Non-U.S. Holder described in (i) of the preceding sentence above generally will be treated as effectively connected with such Non-U.S. Holder’s conduct of a trade or business in the U.S. and subject to U.S. federal income tax generally in the same manner as it were a U.S. Holder unless an applicable income tax treaty provides otherwise. In addition, if the Non-U.S. Holder is a corporation, it may be subject to branch profits tax at a rate of 30% (or lower applicable treaty rate) on its effectively connected earnings and profits (subject to certain adjustments). Any gain realized by a Non-U.S. Holder described in (ii) of the preceding sentence above (net of certain U.S. source losses) generally will be subject to U.S. federal income tax at a rate of 30% (or lower applicable treaty rate). We do not believe that we have been or currently are a “United States real property holding corporation.”

If a Non-U.S. Holder does not satisfy any of the Section 302 Tests described above, the full amount received by the Non-U.S. Holder with respect to the sale of Shares pursuant to the Offer will be treated as a distribution to the Non-U.S. Holder with respect to such Non-U.S. Holder’s Shares.

Because, as described above, we cannot predict whether any particular stockholder will be subject to sale or distribution treatment, the Depositary generally will treat the cash received by a Non-U.S. Holder participating in the Offer as a dividend distribution from us. If so treated by the Depositary as a dividend distribution, the Depositary will withhold U.S. federal income taxes equal to 30% of the gross payments payable to a Non-U.S. Holder or his or her agent unless the Depositary determines that a reduced rate of withholding is available pursuant to a tax treaty or that an exemption from withholding is applicable. Generally, to establish an applicable exemption from, or reduced rate of, U.S. federal withholding tax, a Non-U.S. Holder must deliver to the Depositary a properly completed and executed IRS Form W-8ECI (with respect to amounts effectively connected with the conduct of a trade or business within the United States) or IRS Form W-8BEN (with respect to income tax treaty benefits). The Depositary will determine a holder’s status as a Non-U.S. Holder and eligibility for a reduced rate of, or exemption from, withholding by reference to any outstanding certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (e.g. IRS Forms W-8BEN or W-8ECI) unless facts and circumstances indicate that such reliance is not warranted. A Non-U.S. Holder may be eligible to obtain a refund of all or a portion of any tax withheld if such Non-U.S. Holder meets one of the Section 302 Tests described above or is otherwise able to establish that no tax or a reduced amount of tax is due. Backup withholding generally will not apply to amounts subject to the 30% or a treaty-reduced rate of withholding. Non-U.S. Holders are urged to consult their own tax advisors regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

A Non-U.S. Holder that qualifies for an exemption from United States federal income tax withholding on dividend distributions by delivering IRS Form W-8ECI generally will be subject to United States federal income tax on such dividend distributions in the same manner as described above with respect to effectively connected gain.

United States Federal Income Tax Backup Withholding. See Section 3 with respect to the application of United States federal income tax backup withholding to both U.S. and Non-U.S. Holders.

14.	Effects of the Offer on the Market for Shares; Registration under the Exchange Act.

The purchase by Cooper Standard of Shares under the Offer will significantly reduce our “public float” (the number of Shares owned by non-affiliate shareholders and available for trading in the securities markets). This reduction in our public float may result in lower stock prices and/or reduced liquidity in the trading market for the Shares following completion of the Offer. In addition, the Offer may reduce the number of Cooper Standard shareholders. As of March 31, 2013, we had 16,958,820 issued and outstanding Shares. Shareholders may be able to sell non-tendered Shares in the future on the OTCBB or otherwise, at a net price higher or lower than the Purchase Price in the Offer. We can give no assurance, however, as to the price at which a shareholder may be able to sell such Shares in the future.

We anticipate that there will be a sufficient number of Shares outstanding and publicly traded following completion of the Offer to ensure a continued trading market for such Shares on the OTCBB.

The Shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our shareholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of our shareholders. Although we currently are eligible to deregister under the Exchange Act because there are fewer than 300 holders of record of the Shares, we have no current plans to deregister under the Exchange Act, and we intend to continue to make all filings under the Exchange Act and maintain our eligibility to be quoted on the OTCBB following the offer.

15.	Extension of the Offer; Termination; Amendment.

We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension.

We also expressly reserve the right, in our sole discretion, to terminate the Offer and reject for payment and not pay for any Shares not theretofore accepted for payment or paid for, or, subject to applicable law, to postpone payment for Shares, upon the occurrence of an event that results in any of the conditions specified in Section 7 being triggered by giving oral or written notice of the termination or postponement to the Depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for Shares which we have accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of an Offer. Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 have occurred or are deemed by us to have occurred, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of Shares or by decreasing or increasing the number of Shares being sought in the Offer). Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the notice of the amendment must be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of the change. In addition, we would file such press release as an exhibit to the Schedule TO.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) promulgated under the Exchange Act. These rules provide that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information. If:

(1) we increase or decrease the price to be paid for Shares, or increase or decrease the number of Shares sought in the offer and, in the event of an increase in the number of Shares sought in the Offer, the increase exceeds 2% of the Shares outstanding, and

(2) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of an increase or decrease is first published, sent or given in the manner specified in this Section 15, then in each case the Offer will be extended until the expiration of the period of at least ten business days. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or Federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

16.	Fees and Expenses.

We have retained J.P. Morgan Securities LLC to act as the Dealer Manager in connection with the Offer and they will receive, for these services, a reasonable and customary fee. We also have agreed to reimburse the Dealer Manager for reasonable out-of-pocket expenses incurred in connection with the Offer, including fees and expenses of counsel, and to indemnify them against liabilities in connection with the Offer, including liabilities under the federal securities laws.

J.P. Morgan Securities LLC is an initial purchaser of the New Notes, as described above. J.P. Morgan Securities LLC and its affiliates have provided, and may in the future provide, various investment banking and other services to us for which future services we would expect they would receive customary compensation from us. In the ordinary course of business, including in its trading and brokerage operations and in a fiduciary capacity, J.P. Morgan Securities LLC may hold positions, both long and short, for its own account and for those of its customers, in our securities. The Dealer Manager may from time to time hold Shares in its proprietary accounts, and, to the extent it owned Shares as of the announcement of the Offer, the Dealer Manager may tender such Shares.

We have retained D.F. King & Co., Inc. to act as Information Agent in connection with the Offer. As Information Agent, D.F. King & Co., Inc. may contact holders of Shares by mail, telephone, facsimile and personal interviews and may request brokers, dealers, commercial banks, trust companies or other nominee shareholders to forward materials relating to the Offer to beneficial owners. D.F. King & Co., Inc., in its capacity as Information Agent, will receive reasonable and customary compensation for its services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including liabilities under the federal securities laws.

We have retained Computershare Trust Company N.A. to act as Depositary in connection with the Offer. Computershare Trust Company N.A., in its capacity as Depositary, will receive reasonable and customary compensation for its services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including liabilities under the federal securities laws.

Certain officers and employees of the Company may render services in connection with the Offer but they will not receive any additional compensation for such services.

We will not pay any fees or commissions to brokers, dealers, commercial banks, trust companies or other nominees (other than fees to the Information Agent) for soliciting tenders of Shares pursuant to the Offer. Shareholders holding Shares through brokers, dealers, commercial banks, trust companies or other nominee shareholders are urged to consult the brokers, banks and other nominee shareholders to determine whether transaction costs may apply if shareholders tender Shares through the brokers, dealers, commercial banks, trust companies or other nominee shareholders and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, trust company or other nominee has been authorized to act as the agent of Cooper Standard, the Information Agent or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on the purchase of Shares in the Offer, except as otherwise described in Section 5.

17.	Miscellaneous.

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction within the United States where the making of the Offer or the acceptance of Shares pursuant to the Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, we will not make the Offer to, nor will we accept tenders of Shares from or on behalf of, the shareholders residing in that jurisdiction, provided that we will comply with the requirements of Exchange Act Rule 13e-4(f)(8). In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of the jurisdiction.

Pursuant to Rule 13e-4 promulgated under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO, which contains additional information relating to the Offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner set forth in Section 10 with respect to information concerning Cooper Standard.

We have not authorized anyone to provide you with information or make any representation on behalf of us or in connection with the Offer other than those contained in this Offer to Purchase, the related Letter of Transmittal or in the other documents that constitute a part of the Offer. If given or made, you should not rely on that information or representation as having been authorized by us or the Dealer Manager.

Cooper-Standard Holdings Inc.

April 5, 2013

Original copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Depositary will not accept any documents transmitted by facsimile other than the Notice of Guarantee. The Letter of Transmittal, book-entry confirmation of Shares and any other required documents should be sent or delivered by each shareholder of Cooper-Standard Holdings Inc. or his/her broker, dealer, commercial bank, trust company or other nominee to the Depositary, at one of the addresses set forth below:

The Depositary for the Offer is:

By Delivery First Class, Registered or Certified Mail:	By Mail: Mail Express or Overnight Delivery:

Computershare Trust Company, N.A., Depositary c/o Voluntary Corporate Actions PO Box 43011 Providence, Rhode Island 02940-3011	Computershare Trust Company, N.A., Depositary c/o Voluntary Corporate Actions 250 Royall Street, Suite V Canton, Massachusetts 02021

By Facsimile Transmission (for eligible institutions only):

Computershare Trust Company, N.A.

Facsimile: (617) 360-6810

Confirm

By Telephone:

(781) 575-2332

Questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at its telephone number and address set forth below. Questions or requests for assistance or additional copies of the Offer to Purchase and the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent at the address and telephone number set forth below. Shareholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

The Information Agent for the Offer is:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

Banks and brokers call collect: (212) 269-5550

All others call toll free: (800) 659-6590

The Dealer Manager for the Offer is:

J.P. Morgan Securities LLC

383 Madison Avenue, 5th Floor

New York, New York 10179

Call Toll-Free (877) 371-5947